UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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(Rule 14a-101)

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(Amendment No. ____)

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FIRST INTERSTATE BANCSYSTEM, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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2022 Proxy Statement

First Interstate BancSystem, Inc.

First Interstate BancSystem

Member FDIC. Equal Housing Lender.

Notice of Annual Meeting of Shareholders
Participate in the Future of First Interstate — Please Cast Your Vote

Date:	Time:	Location:
May 25, 2022	4:00 p.m. MDT	First Interstate Great West Center
1800 6th Ave. North
Billings, MT

At the Annual Meeting, shareholders will be asked to vote on the following proposals:
(1)    To elect five directors to serve three-year terms, and until their respective successors have been elected and qualified;
(2)    To ratify the appointment by the Board of Directors of three additional Directors; and
(3)    To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2022.

YOUR VOTE IS IMPORTANT TO US. Shareholders of record as of the close of business on Friday, March 25, 2022, are entitled to notice of and to vote at the annual meeting and any adjournments or postponements thereof. Whether or not you plan to attend the annual meeting, we urge you to vote. A proxy that is signed and dated, but which does not contain voting instructions, will be voted as recommended by our Board of Directors on each proposal with respect to which a registered holder is entitled to vote.
Registered holders may vote:
▪By Internet — access http://www.voteproxy.com and follow the on-screen instructions;
▪By mail — sign, date, and mail your proxy card in the envelope provided as soon as possible; or
▪In person — vote your shares in person by attending the annual meeting.
BY ORDER OF THE BOARD OF DIRECTORS

Kirk D. Jensen
Corporate Secretary

Billings, Montana
April 14, 2022

(i)

PROXY STATEMENT
2021 Executive Summary
The following is a summary of more detailed information found elsewhere in our proxy statement. This is only a summary, and it may not contain all the information that is important to you. For more complete information, please review this proxy statement in its entirety.
When we refer to the “Company,” “First Interstate,” “we,” “our,” and “us” in this proxy statement, we mean First Interstate BancSystem, Inc. and our consolidated subsidiaries, unless the context indicates that we refer only to the parent company, First Interstate BancSystem, Inc. When we refer to the “Bank” in this proxy statement, we mean First Interstate Bank, our wholly owned bank subsidiary.
This proxy statement and accompanying proxy card are being provided on or about April 14, 2022, to our shareholders of record who are entitled to vote at the annual meeting.

Annual Meeting

Time and Date:	4:00 p.m., Mountain Daylight Time, Wednesday, May 25, 2022
Place:	First Interstate Bank Great West Center, 1800 Sixth Avenue North, Billings, Montana 59101
Record Date:	Close of business on Friday, March 25, 2022
Voting:
Shareholders of record as of the record date are entitled to vote. We have outstanding only one class of common stock: Class A common stock. Each outstanding share of Class A common stock is entitled to one vote on all matters submitted to a vote of shareholders at the annual meeting.

Attendance:	If you plan to attend the annual meeting in person, you must bring the Notice of Internet Availability of Proxy Materials. If your shares are not registered in your name, you will need a legal proxy, account statement, or other documentation confirming your First Interstate BancSystem, Inc. holdings from the broker, bank, or other institution that is the record holder of your shares. You will also need a valid, government-issued picture identification that matches your Notice of Internet Availability of Proxy Materials, legal proxy, or other confirming documentation.
Adjournments:	Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Agenda and Voting Recommendations

Proposal	Board Recommendation
PROPOSAL 1 Election of Five Directors	**"FOR"** Each Nominee
PROPOSAL 2 Ratification of Appointment of Three Additional Directors	**"FOR"** Ratification
PROPOSAL 3 Ratification of Appointment of Independent Registered Public Accounting Firm	**"FOR"** Ratification

Review your Proxy Statement and vote in one of three ways:

Via the Internet

Visit the website listed on your proxy card

By Mail

Sign, date and return your proxy card in the enclosed envelope

In Person

Attend the Annual Meeting in Billings, MT

2021 Financial Performance Highlights
In 2021, we reported net income of $192.1 million, or $3.11 per diluted share of common stock outstanding. Net income included pre-tax acquisition costs of $11.6 million, which reduced earnings by $0.15 per diluted share. Our return on average common equity ("ROAE") was 9.73% and our return on average tangible common equity ("ROATCE") was 15.03%.

$192.1 million	$3.11	9.73% / 15.03%	$31.94	$20.83*
Net Income	Diluted Earnings Per Share	ROAE / ROATCE*	Book Value Per Share	Tangible Book Value Per Share*

* ROATCE and Tangible Book Value Per Share are financial measures not defined in accordance with accounting principles generally accepted in the United States of America, or GAAP. See Appendix A to this proxy statement for a reconciliation of such measures to their most directly comparable GAAP financial measures, ROAE and Book Value Per Share, respectively.
Delivering Long-term Value
We focus on generating strong financial results over the long term, growing organically and through strategic acquisitions. Over the last 10 years, our earnings have increased over 230%. Over the same period, common equity has increased 176%, from $721.0 million as of December 31, 2011, to $1,986.6 million as of December 31, 2021.

Net Income
$200
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021

With this growth in earnings, we have been diligent to return value to our shareholders. We have steadily increased regular dividends over the past 10 years, in addition to making a one-time cash dividend of $0.60 per share in 2020.

Dividends
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
Regular Dividend
Special Dividend

We have also delivered sustained growth in diluted Earnings Per Share (EPS), Book Value Per Share (BVPS), and Tangible Book Value Per Share (TBVPS) over the past 10 years, reflecting compound annual growth rates of 10.5%, 7.0%, and 5.4% respectively.

BVPS
TBVPS
EPS
$40.00
$30.00
$20.00
$10.00
$0.00
$1.27
$1.96
$1.87
$1.90
$2.13
$2.05
$2.75
$2.83
$2.53
$3.11
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021

FIBK: TOTAL SHAREHOLDER RETURN (3/23/2010 THROUGH 12/31/2021)

FIBK
KBW Bank Index
S&P Financials Index
$550
$500
$450
$400
$350
$300
$250
$200
$150
$100
$50
$0
March-10
August-11
February-13
November-14
August-16
March-18
October-19
March-21
October-21

Additional information concerning our performance can be accessed on the Company's website at www.FIBK.com. The information contained on our website with respect to our performance, however, shall not be deemed to be a part of, or incorporated by reference in, this proxy statement for any purpose.

Commitment to Community
Commitment to Community is one of our core values, and we have not wavered from our long-standing commitment to donate 2% of net income before taxes to community organizations. As a result, we donated $4.9 million to more than 1,000 nonprofit organizations throughout our footprint to address food insecurity, communities fighting wildfires, and Native American Community Development efforts. We also held our annual Volunteer Day, safely and effectively helping more than 230 nonprofit organizations.
Our focus on our people, processes, and technology allowed us to continue delivering to each of our stakeholders in meaningful and compelling ways:

For our Employees

For the third year in a row, First Interstate partnered with Gallup — an industry leader for employee engagement — to survey our employees. In 2021, 95% of employees responded. Since our first survey in 2018, we've seen yearly increases in employee engagement, with employees saying they feel recognized and cared for.

For our Clients

We continued to invest in our digital platform and strengthen our business processes in order to deliver quality products and services to our clients when and where they choose to interact with us.

For our Communities

Commitment to community serves as one of our guiding values — to be "all-in" when giving back to our communities with time, money, and heart. In 2021, we once again held a Company-wide Volunteer Day where we closed the Bank for half a day to assist those less fortunate across our footprint.

For our Shareholders

We believe engaged employees, satisfied clients, and strong communities have a significant impact on our financial results, which ultimately allows us to meet the expectations of our shareholders.

Full year earnings of

$192.1M

OR

$3.11 per diluted share

Commitment to Sound Corporate Governance
We have structured our corporate governance program to promote the long-term interests of shareholders, strengthen the accountability of our Board of Directors (“Board”) and management, and build public trust in the Company. Highlights of our efforts include:

☑	All Board Committees are chaired by independent directors;
☑	Regular executive sessions of independent directors;
☑	Equity ownership guidelines for directors and executive officers; and
☑	Cash and equity awards with clawback provisions.

Established in 1968,
has existed for
54 YEARS

$32B+ TOTAL ASSETS
Community Bank

Operating in
14 states

300+ banking offices
3,700+ employees

Staying true to our roots means putting people first. When it comes to giving back, we start with the communities we serve across fourteen states to build the foundation of our corporate giving program.

Volunteer Match Program

First Interstate pays nonprofits for its employees' volunteer hours through our volunteer Match Program, enriching charitable organizations with much-needed support and financial resources.

16.9K hours in total

2021 $4.9M donated in 2021

First Interstate Bank commits 2% of its Net Income Before Taxes annually to charitable giving. In 2021, we donated $4.9 million to help make a difference in our communities.

$480M in new PPP Loans

In 2021, First Interstate helped our clients and non-clients with more than 7,100 Paycheck Protection Program (PPP) loans.

Every Year, Making a Greater Difference

* Asset size and footprint reflect First Interstate Bank after the acquisition of Great Western in February 2022.

Executive Compensation Highlights
Our executive compensation program is aligned with our business strategy and is designed to maximize long-term shareholder value.
What We Pay and Why — Goals and Elements of Compensation:
▪Emphasize pay for performance;
▪Attract, retain, and motivate talented and experienced executives within the banking industry;
▪Recognize and reward executives whose skill and performance are critical to our success;
▪Align interests of our executives with our shareholders; and
▪Discourage excessive risk taking.

Key Features of our Executive Compensation Program:

What We Do...		What We Do Not Do...
☑	Emphasize pay for performance	☒	Short-sell or hedge Company securities
☑	Use multiple performance measures and caps on potential incentive payments	☒	Allow "single-trigger" accelerated vesting of equity-based awards upon change in control
☑	Engage an independent compensation consultant	☒	Grant excessive perquisites
☑	Require minimum equity ownership for directors and executive officers	☒	Pay excise tax "gross ups" upon change in control
☑	Maintain a clawback policy to recapture incentive payments	☒	Reprice or recycle shares
☑	Discourage excessive risk taking by reserving the right to use discretion in the payout of all incentives	☒	Trade in Company securities during designated black-out periods, except under limited circumstances including valid rule 10b5-1 trading plans

Elements of Total Compensation
Using a consistent and calibrated pay for performance approach across the Company, we reward results, discourage excessive risk taking, and drive long-term shareholder value. To promote a culture that aligns the interests of management with those of our shareholders, our executive compensation program focuses on a mix of fixed and variable compensation.

We have three primary elements of compensation:
▪Base salary: Competitive fixed-base cash compensation determined by individual factors, such as scope of responsibility, experience, and strategic impact.
▪Annual short-term cash incentive: Performance-based awards aligned with the achievement of individual and Company financial and strategic growth objectives.
▪Long-term equity award incentive: Incentives to reward and retain executive officers and senior leaders, with an emphasis on long-term Company performance compared to peers.

Proposal One
Election of Directors
At the end of fiscal year 2021, there were 12 directors serving on the Board. Subsequent to year-end and in connection with the previously announced closing of our merger with Great Western Bancorp, Inc. (“Great Western”) in February 2022, one of our incumbent directors resigned, the size of the Board was increased to 16 seats to accommodate the appointment to the Board of five new directors selected by Great Western pursuant to the terms of the merger agreement, and the Board appointed the five additional directors to fill the then-vacant seats on the Board as described in more detail in Proposal Two. As a result, there are currently 16 directors serving on the Board, which is divided into three classes of directors serving staggered three-year terms. There are five directors in Class I with a term that expires at the 2022 annual meeting of shareholders, five directors in Class II with a term that expires at the 2023 annual meeting of shareholders, and six directors in Class III with a term that expires at the 2024 annual meeting of shareholders, in each case and as applicable subject to a ratification vote of the shareholders as contemplated in Proposal Two. All five incumbent directors currently serving in Class I have been nominated and agreed to be considered for election at the 2022 annual meeting to serve a three-year term expiring at the annual meeting to be held in 2025. The nominees for election as Class I directors at this annual meeting are:
▪Stephen B. Bowman
▪Frances P. Grieb
▪Stephen M. Lacy
▪Joyce A. Phillips
▪Jonathan R. Scott
Unless authority to vote is withheld or the votes are determined to be broker non-votes as discussed below under the caption “Information About the Shareholder Meeting,” the persons named as proxies in the proxy card accompanying these materials will vote the shares represented by a validly executed proxy card for the election of the above-named nominees. If, at the time of the annual meeting, any nominee becomes unavailable for any reason for election as a director, the persons entitled to vote as proxy will vote for the election of such substitute(s), if any, to the same extent as contemplated above and as the Board may recommend. At this time, the Board knows of no reason why any nominee might be unavailable or unwilling to serve.

Nominees
The individuals listed below have been nominated for election because the Board believes, based in part upon the recommendation of the Governance and Nominating Committee, they possess the skills, experience, personal attributes, and tenure needed to guide the Company’s strategy and to effectively oversee the Company’s risk management framework and management’s execution of its responsibilities. The following table sets forth information regarding the nominees for election at the annual meeting. Additional biographical information for each of the nominees follows below under the caption "Business Biographies."

Name and Age	Director Since	Principal Occupation
Stephen B. Bowman, 58	2021	Former CFO, Northern Trust Corporation
Frances P. Grieb, 61	2022	Former Partner, Deloitte LLP
Stephen M. Lacy, 68	2022	Former Chair, Meredith Corporation
Joyce A. Phillips, 59	2021	Founder and CEO, EqualFuture Corp.
Jonathan R. Scott, 47	2020	General and Limited Partner, Scott Land & Livestock, LP
If a quorum is present at the annual meeting, a majority of the voting power of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors is required to elect a director. This means each of the five nominees for director must receive the affirmative vote of more than 50% of the votes present in person or represented by proxy and entitled to vote on the election of directors at the annual meeting to be elected.

Directors Other Than Nominees

The following table sets forth information regarding the directors serving in the Board Classes II and III not up for election at the annual meeting. Additional biographical information for each of these directors follows below under the caption "Business Biographies."

Name and Age	Director Since	Class	Term Expires	Principal Occupation
James P. Brannen, 59	2022	III	2024*	Former CEO, FBL Financial Group, Inc.
Alice S. Cho, 55	2020	II	2023	Senior Advisor, Boston Consulting Group
Thomas E. Henning, 69	2022	II	2023*	Non-Executive Chair, Assurity Group, Inc.
John M. Heyneman, 54	2018	III	2024	Executive Director, Plank Stewardship Initiative
David L. Jahnke, 68	2011	III	2024	Chair of the Board, First Interstate BancSystem, Inc.; Retired Partner, KPMG
Dennis L. Johnson, 67	2017	II	2023	Retired President and CEO, United Heritage Financial Group
Ross E. Leckie, 63	2009	III	2024	Retired Executive Vice President, Allianz SE
Patricia L. Moss, 68	2017	II	2023	Retired President and CEO, Cascade Bancorp.
Kevin P. Riley, 62	2015	III	2024	President and CEO, First Interstate BancSystem, Inc.
Daniel A. Rykhus, 57	2022	II	2023*	Retired President and CEO, Raven Industries
James R. Scott, 72	1971	III	2024	Former Chair of the Board, First Interstate BancSystem, Inc.
* Denotes term is subject to ratification vote contemplated by Proposal Two.

25% Women Directors

10

New Directors in the Last 6 Years

6.4 YEARS

Average Tenure of Directors

(Including 5 "Zero Years" from New Directors)

9.3 YEARS

Average Tenure of Directors

(Excluding 5 "Zero Years" from New Directors)

All board members, except the CEO, are independent directors

61.7 Average Age

62 Median Age

Board Diversity Matrix (As of March 25, 2022)
	Female	Male	Did Not Disclose
Total Number of Directors	16
Part I: Gender Identity
Directors	4	11	1
Part II: Demographic Background
Asian	1
White	3	11
Did Not Disclose Demographic Background			1

Proposal Two
Ratification of Director Appointments
Our Third Amended and Restated Articles of Incorporation, as amended, provide that newly created directorships resulting from any increase in the number of directors, created in accordance with our bylaws, and any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office. As described in Proposal One, in connection with the closing of our merger with Great Western in February 2022, one of our incumbent directors resigned and the size of our Board was increased to 16 seats to accommodate the appointment to the Board of five new directors to be selected by Great Western, resulting in there being five vacancies on our Board to be filled by the affirmative vote of a majority of the remaining directors. Our articles of incorporation further provide that any director elected in accordance with the foregoing procedure shall hold office until the next annual meeting of shareholders and until such director’s successor shall have been elected and qualified.

In furtherance of the foregoing and effective as of the closing of the merger with Great Western, the Company’s remaining directors on the Board, based in part on the recommendation of the Governance and Nominating Committee and pursuant to the terms of our bylaws and the merger agreement with Great Western, appointed each of James P. Brannen, Frances P. Grieb, Thomas E. Henning, Stephen M. Lacy, and Daniel A. Rykhus to fill the vacancies on the Board, subject to their election or ratification of their appointment by the shareholders at this annual meeting. Frances P. Grieb and Stephen M. Lacy have been appointed to serve as Class I directors with their terms expiring at this annual meeting, and thus their appointment to that class is being approved and ratified under our articles of incorporation in connection with their nomination for election to the Board in Proposal One. Messrs. Henning and Rykhus were appointed to serve as Class II directors with their terms expected to expire at our annual meeting of shareholders to be held in 2023, and Mr. Brannen was appointed to serve as a Class III director with his term expected to expire at our annual meeting of shareholders to be held in 2024, subject in each instance to the ratification vote of their appointment by the shareholders at this annual meeting.

Each of Messrs. Brannen, Henning, and Rykhus are believed to possess the skills, experience, and personal attributes needed to guide, along with the Company’s other directors, the Company’s strategy and to effectively oversee the Company’s risk management framework and management’s execution of its responsibilities. The following table sets forth additional information regarding Messrs. Brannen, Henning, and Rykhus.

Name and Age	Director Since	Class	Term Expiring	Principal Occupation
James P. Brannen	2022	III	2024	Former CEO, FBL Financial Group, Inc.
Thomas E. Henning	2022	II	2023	Non-Executive Chair, Assurity Group, Inc.
Daniel A. Rykhus	2022	II	2023	Retired President and CEO, Raven Industries

If a quorum is present at the annual meeting, a majority of the voting power of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on the ratification of director appointments is required to ratify each director’s appointment. This means that each of the three individuals must receive the affirmative vote of more than 50% of the votes present in person or represented by proxy and entitled to vote on the ratification of director appointments to be confirmed to the Board in their respective Board classes. The persons named as proxies in the proxy card accompanying these materials will vote the shares represented by a validly executed proxy card for the ratification of each of the director appointments unless a vote against the proposal or an abstention is specifically indicated on the proxy card in respect of this proposal or the votes with respect to this proposal are determined to be broker non-votes as discussed below under the caption “Information About the Shareholder Meeting.”

Directors and Executive Officers

The following table sets forth information concerning each of our directors, director nominees, and executive officers. Additional biographical information for each of these individuals follows below under the caption "Business Biographies.

Name	Age	Position
David L. Jahnke	68	Chair of the Board
Kevin P. Riley	62	President, Chief Executive Officer, and Director
Stephen B. Bowman	58	Director
James P. Brannen	59	Director
Alice S. Cho	55	Director
Scott E. Erkonen	50	Executive Vice President and Chief Information Officer
Frances P. Grieb	61	Director
Thomas E. Henning	69	Director
John M. Heyneman, Jr.	54	Director
Jodi Delahunt Hubbell	56	Executive Vice President and Chief Operating Officer
Kirk D. Jensen	52	Executive Vice President and General Counsel
Dennis L. Johnson	67	Director
Karlyn M. Knieriem	54	Executive Vice President and Chief Risk Officer
Stephen M. Lacy	68	Director
Ross E. Leckie	63	Director
Russell A. Lee	65	Executive Vice President and Chief Banking Officer
Patricia L. Moss	68	Director
Marcy D. Mutch	62	Executive Vice President and Chief Financial Officer
Joyce A. Phillips	59	Director
Daniel A. Rykhus	57	Director
James R. Scott	72	Director
Jonathan R. Scott	47	Director

Business Biographies
David L. Jahnke has been a director since September 2011, Chair of the Board since May 2020, and Vice Chair of the Board from August 2019 to May 2020. In 2010, Mr. Jahnke completed a 35-year career as a partner of KPMG with a focus on global clients, especially in the financial services industry. He currently serves as a Director and Chair of the audit committee to Swiss Re America Holding Corporation and its primary related U.S. operating companies. Mr. Jahnke also serves as a Director, Chair of the audit committee, and member of the compensation committee to Schnitzer Steel Industries, Inc., a NASDAQ-listed company.
The qualifications of Mr. Jahnke for service on the Board as identified by the Board include the following: Mr. Jahnke has significant experience in the accounting, auditing, and financial service industries, both nationally and internationally. Mr. Jahnke has extensive knowledge in the key issues, dynamics, and trends affecting the Company, its business, and the banking industry in general. He has extensive knowledge regarding fiduciary obligations, insurance, and other legal requirements and duties of a public company. Mr. Jahnke serves as Chair of the Executive Committee and is a member of the Governance and Nominating Committee.
Kevin P. Riley has been President and Chief Executive Officer of the Company and First Interstate Bank and a member of the Board of Directors since September 2015. Prior to his current role, Mr. Riley served as an Executive Vice President and the Chief Financial Officer from 2013 to 2015. Mr. Riley leads First Interstate Bank with expertise drawn from more than 34 years of experience in the banking industry. In December 2021, he completed his term representing the Federal Reserve Bank, Ninth District, serving as a member of the Federal Advisory Council. Mr. Riley serves as Chair of the First Interstate BancSystem Foundation board of directors. Mr. Riley also serves on the Pacific Bankers Management Institute Board of Directors and the Billings Catholic Schools Foundation Board. Prior to joining the organization, Mr. Riley was an Executive Vice President and Chief Financial Officer for Berkshire Hills Bancorp in Massachusetts and he served in various executive-level positions with KeyCorp. Mr. Riley earned a Bachelor of Science degree in business administration from Northeastern University in Boston, Massachusetts.
The qualifications of Mr. Riley for service on the Board as identified by the Board include the following: Mr. Riley has extensive knowledge of key issues, dynamics, and trends affecting the Company, its business, and the banking industry in general. Mr. Riley also provides strategic insight and direction to the Company. Mr. Riley serves on the Executive Committee.

Stephen B. Bowman has been a director since February 2021. Mr. Bowman served as Chief Financial Officer of The Northern Trust Corporation from 2014 until his retirement in 2020. As CFO, Mr. Bowman was responsible for the Company’s Global Finance function including Controller’s group, Financial Planning and Analysis, Tax, Investor Relations, Treasury, Capital Adequacy, Business Unit Finance, Corporate Real Estate, Procurement, Fee Billing, and Finance Technology. Prior to his CFO role, Mr. Bowman served in various leadership positions at The Northern Trust Corporation, including Chief Human Resources Officer and CEO of Northern Trust’s European region and North American region. Mr. Bowman is a National Trustee of Miami University and serves as the Chair of the Investment Subcommittee. Mr. Bowman also serves as Board Chair for Glenwood Academy. Mr. Bowman is a graduate of Miami University and earned an MBA from DePaul University.
The qualifications of Mr. Bowman for service on the Board as identified by the Board include the following: Mr. Bowman has significant knowledge in the financial services industry, executive management, and legal requirements and duties of public companies. Mr. Bowman qualifies as a financial expert and serves on the Audit and Compensation and Human Capital Committees.
James P. Brannen served as Chief Executive Officer of FBL Financial Group, Inc., a publicly held financial services company, from August 2012 through his retirement in January 2020. Prior to that, Mr. Brannen served for 21 years at FBL Financial Group, Inc. in various roles including Chief Financial Officer, Chief Administrative Officer and Treasurer, and Vice President of Finance. Mr. Brannen serves on the Amerisure board and chairs the Audit Committee. He also serves on the Glove Life, Inc. board and serves on the compensation committee. Mr. Brannen previously served as a member of the boards of Great Western Bancorp, the Iowa Business Council, the Greater Des Moines Partnership, Property Casualty Insurers Association of America, the Federation of Iowa Insurers and the Central Iowa Water Trails Campaign Advisory Council. Additionally, he was the 2020 Campaign Chair for the United Way of Central Iowa. In 2015, Mr. Brannen was named "Outstanding CPA in Business & Industry" by the Iowa Society of Certified Public Accountants.
The qualifications of Mr. Brannen for service on the Board as identified by the Board include the following: Mr. Brannen has more than 32 years of relevant business experience in the banking and financial services industry, including Chief Executive Officer and public company management experience. Mr. Brannen serves on the Executive and Technology Committees.

Alice S. Cho has been a director since May 2020. Ms. Cho is a Senior Advisor at the Boston Consulting Group. From 2017 to 2020, Ms. Cho served as Advisor to Varo Money, Inc., the nation’s first fintech to receive regulatory approvals to operate as a bank. In that role, Ms. Cho advised the Board, the CEO, and senior management on managing risk in the context of an innovative, digital-only business model. From 2005 to 2017, Ms. Cho served in various leadership roles, including Managing Director and the head of the West Coast Practice, at Promontory Financial Group. In that capacity, she was responsible for leading engagements and for advising directors and top executives of global financial institutions and leading fintech companies on issues relating to crisis management, corporate governance, enterprise risk management, and regulatory strategy. Prior to joining Promontory, Ms. Cho was director at BITS, the technology arm of the Bank Policy Institute. Earlier, Ms. Cho served as Special Advisor to Vice Chair Alice M. Rivlin at the Federal Reserve Board in Washington, D.C., and worked on banking policy issues at the U.S. Office of Management and Budget. Ms. Cho serves on the Advisory Council at the University of Chicago Harris School of Public Policy. She is a graduate of Whitman College and earned a M.A. from the University of Chicago.
The qualifications of Ms. Cho for service on the Board as identified by the Board include the following: Ms. Cho has significant knowledge in risk management and regulatory compliance issues. She also has knowledge in strategic initiatives and technology innovation, including digitization, in the financial services industry. Ms. Cho qualifies as a financial expert and risk expert and serves on the Audit, Risk, and Technology committees.
Scott E. Erkonen joined First Interstate as Executive Vice President and Chief Information Officer on February 1, 2022. Prior to his current position, Erkonen served as the Chief Information Officer for Great Western Bank since 2016 and provided overall leadership and executive oversight for Information Technology and Information Security. He has held various roles in more than 25 years in the industry, including Senior Vice President of Home Federal Bank; Director of Client Relationships for Orange Parachute – specializing in Information Security, Cyber Risk Management and Information Technology Governance; and Infrastructure and Information Security for First Premier Bank and First Premier Bankcard. Erkonen serves on the Board of First Priority of the Great Plains and remains active in the community as a volunteer for various nonprofit organizations and advisory boards. He attended Augustana University in Sioux Falls, SD, and is a former faculty member at the Graduate School of Banking at the University of Wisconsin-Madison.

Frances P. Grieb has been a director since February 2022 and previously was a director of Great Western Bancorp and Great Western Bank since July 2014. Ms. Grieb is a retired partner with nearly 30 years of public accounting experience with Deloitte LLP, including leadership roles as Lead Client Service Partner and Audit Partner, Deputy Professional Practice Director, Midwest Region Audit Women’s Initiative Leader, Midwest Region Women’s Initiative Executive Council, Diversity and Inclusion Initiative Leader and Financial Services Leader for the Nebraska/Iowa practice and National Banking Practice FDICIA Implementation Group. Ms. Grieb has worked with a broad array of financial service entities throughout her career. Additionally, Ms. Grieb has five years of banking industry experience with Packers National Bank, Omaha, Nebraska. Ms. Grieb is also a Fellow of the Life Management Institute (FLMI), a professional designation in advanced insurance and financial services concepts and practiced as a CPA for 30 years. Ms. Grieb serves on the National Advisory Board of the College of Business at the University of Nebraska at Omaha and is a member of the AICPA, United Way of the Midland’s Women’s Leadership Council, and the National Association of Corporate Directors. Ms. Grieb earned her Bachelor of Science in Business Administration with an emphasis in Accounting from the University of Nebraska at Omaha.
The qualifications of Ms. Grieb for service on the Board as identified by the Board include the following: Ms. Grieb has significant relevant public company and board and business experience in the financial services industry, including banking, insurance, broker-dealer, investment company and real estate audit and consulting, and extensive experience with corporate governance and regulatory matters. Ms. Grieb served as the chair of the audit committee and member of the board risk committee of Great Western Bancorp from 2014 to 2022 and also served terms on the wealth management committee and governance and nominating committee of Great Western Bancorp. Ms. Grieb brings to the Board her vast experience working closely with public companies focusing on accounting and reporting, internal controls, regulatory and governance matters. Ms. Grieb qualifies as a financial expert and risk expert and serves as a member of the Audit and Risk Committees.
Thomas E. Henning currently serves as the Non-Executive Chair, and for over 25 years served as President and Chief Executive Officer, of Assurity Group Inc., a privately held life and health insurance company. From 1985 through 1990, he served as Executive Vice President of First Commerce Bancshares and President and Chief Operating Officer of its lead bank, the National Bank of Commerce. From 1983 through 1985, he was President and Chief Executive Officer of First Commerce's Overland National Bank subsidiary. Prior to that, Mr. Henning served as a Vice President and loan officer specializing in agriculturally related credits. Mr. Henning also served on the board of directors of Great Western Bank and Federal Home Loan Bank of Topeka, where he served as chair of the risk management oversight committee and as a member of the executive, audit and compensation committees. He currently serves on the board of directors of Nelnet, a public education finance company, where he serves as Lead Independent Director, as well as chair of the audit committee and as a designated financial expert and as a member of the executive, finance and risk management committees. Mr. Henning also serves on the First Interstate BancSystem Foundation board.
Mr. Henning's qualifications to serve on the Board include his over 32 years of relevant business experience in the banking and financial services industry and significant management and leadership experience. Mr. Henning also completed a comprehensive program of study by National Association of Corporate Directors ("NACD"). Mr. Henning is a Chartered Financial Analyst and brings substantial financial expertise and experience to the Board. Mr. Henning qualifies as a risk expert and serves on the Risk and Technology Committees.

John M. Heyneman, Jr. has been a director since May 2018 and was previously a director from 1998 to 2004 and from 2010 to 2016. Mr. Heyneman is based in Sheridan, Wyoming as the Executive Director for the Plank Stewardship Initiative, a nonprofit organization providing technical solutions to ranchers in the Northern Great Plains. Additionally, Mr. Heyneman is Chair of the Padlock Ranch, a diversified cow-calf, farm, and feedlot operation based in Dayton, Wyoming. From 2005 to 2010, Mr. Heyneman was involved in economic development and business recruitment in Sheridan, Wyoming. From 1998 to 2009, Mr. Heyneman managed and worked on large cattle ranches on public, private, and tribal lands in northern Arizona, Utah, Montana, and Wyoming. Mr. Heyneman received a Master of Science Degree from Montana State University and a Bachelor of Arts degree in American Studies from Carleton College. Mr. Heyneman is an N.A.C.D Leadership Fellow and has completed several executive education programs at the Northwestern University - Kellogg School of Management. Mr. Heyneman is the nephew of James R. Scott and the cousin of Jonathan R. Scott. Mr. Heyneman was recommended for Board service by the Scott Family Council.
The qualifications of Mr. Heyneman for service on the Board as identified by the Board include the following: Mr. Heyneman brings to the Board executive management and business experience from the agriculture industry. Mr. Heyneman understands the economies of the region and communities the Company serves. Mr. Heyneman also possesses knowledge of the Company’s unique challenges, regulatory environment, and history as a result of his years of service to the Company. Mr. Heyneman serves as Chair of the Governance and Nominating Committee and as a member of the Executive Committee.
Jodi Delahunt Hubbell has been the Company’s Chief Operating Officer since 2018 and Executive Vice President and Chief Banking Officer – West from 2017 to 2018. Ms. Delahunt Hubbell, as previously announced, has notified the Company that she would be departing from the employment of the Company effective May 31, 2022. Ms. Delahunt Hubbell has over 30 years of diverse banking experience, including executive leadership roles in retail, small business, commercial, finance, and risk management. Prior to her employment with the Company, Ms. Delahunt Hubbell was Executive Vice President and Director, Risk Management at Zions Bancorporation in Salt Lake City. Beginning her banking career in 1987 as a management trainee in Portland, Oregon, the vast majority of her extensive experience has been in the western United States, with banks such as The Commerce Bank of Oregon, Zions Bancorporation, U.S. Bancorp, and Centennial Bank. Ms. Delahunt Hubbell earned a bachelor’s degree in Business Administration from the University of Portland, received a Human Resource Management Certificate from Villanova University, and completed Wharton’s RMA Advanced Risk Management program in 2016.

Kirk D. Jensen is Executive Vice President and General Counsel and joined First Interstate in January 2016. Prior to his employment with First Interstate, Mr. Jensen was a founding partner of the law firm BuckleySandler LLP in Washington, D.C., where he advised financial institutions on a variety of regulatory compliance matters and represented financial institutions in federal and state government enforcement actions and high-stakes litigation. In 2018 he was recognized with the Global Counsel Award for Financial Services-Regulatory by the Association of Corporate Counsel and Lexology. He is a fellow of the American College of Consumer Financial Services Lawyers and has held various leadership positions in the American Bar Association’s Business Law and Litigation Sections. Mr. Jensen clerked for the Honorable Deanell Reece Tacha, Chief Judge of the United States Court of Appeals for the Tenth Circuit. He earned his Juris Doctor degree from Duke University School of Law in Durham, North Carolina, and his Bachelor of Arts degree from Brigham Young University in Provo, Utah. Mr. Jensen also serves on the First Interstate BancSystem Foundation board.
Dennis L. Johnson has been a director since May 2017. Prior to his retirement in 2020, Mr. Johnson was President and Chief Executive Officer of United Heritage Mutual Holding Company since 2001, and United Heritage Financial Group and United Heritage Life Insurance Company, which are insurance, annuity, and financial products companies, since 1999. Mr. Johnson served as President and Chief Executive Officer of United Heritage Financial Services, a broker-dealer, from 1994-1998 and served as General Counsel of United Heritage Mutual Holding Company and its predecessor and certain of its affiliates from 1983 to 1999. Mr. Johnson is a former trustee of the Public Employees Retirement System of Idaho and currently serves on the Idaho Citizens’ Committee on Legislative Compensation, appointed by the Idaho Supreme Court. Mr. Johnson also sits on the board of directors of IDACORP, Inc. and Idaho Power Company.
The qualifications of Mr. Johnson for service on the Board as identified by the Board include the following: Mr. Johnson has significant experience in the insurance industry and risk management issues. Mr. Johnson qualifies as a financial expert and risk expert, serves as the Chair of the Risk Committee, and is a member of the Audit and Technology Committees.
Karlyn Knieriem has served as the Company’s Executive Vice President and Chief Risk Officer since February 1, 2022. With more than 25 years of experience in financial services across a variety of roles including finance, treasury, retail, credit and risk management, Ms. Knieriem first began this role in 2018 with Great Western Bank – originally joining as the Head of Enterprise Risk Management in 2016. In addition to these roles, Ms. Knieriem also enjoyed a lengthy career at First National Bank of Omaha, where she worked in a number of senior leadership positions. Ms. Knieriem earned a Bachelor of Science in Business Administration degree with specialization in Accounting from the University of Nebraska at Omaha.

Stephen M. Lacy is the retired Chair of Meredith Corporation, a public media and marketing company serving American women. He joined Meredith Corporation in 1998 as Vice President and Chief Financial Officer. He served as Vice President and Chief Financial Officer until 2006 and Chief Executive Officer from 2006 until 2019. He was appointed Chair of Meredith Corporation in 2010 and served until his retirement in November 2020. Mr. Lacy also served on the board of directors of Great Western Bancorp. He currently serves on the board of directors of Hormel Foods Corporation, a public corporation, where he is chair of the compensation committee and serves on its audit committee. Mr. Lacy also serves on the board of the Kansas State University Alumni Association, The Community Foundation of Greater Des Moines, and United Way of Central Iowa.
Mr. Lacy's qualifications to serve on the Board include his significant public company management experience and public company board experience. As the leader of Meredith Corporation and his other board memberships, Mr. Lacy also brings several years of public company corporate governance experience to our Board. Mr. Lacy serves on the Compensation and Human Capital and Governance and Nominating Committees.
Ross E. Leckie has been a director since May 2009. In 2008, Mr. Leckie completed a 27-year career as a partner with KPMG. During that time, his focus was on public companies and financial services clients. After retiring from KPMG, Mr. Leckie continued to provide advisory services on a selective basis including to Allianz, a global financial services group based in Munich, Germany. In 2011, he joined Allianz in Munich full time, taking on consultative and quality assurance roles in the office of the Chief Financial Officer. After returning to the U.S. in late 2013, he continued to serve Allianz on a part-time basis through 2016.
The qualifications of Mr. Leckie for service on the Board as identified by the Board include the following: Mr. Leckie has significant experience in the accounting, auditing, and financial services industries, both nationally and internationally. Mr. Leckie has extensive knowledge in the key issues, dynamics, and trends affecting the Company, its business, and the banking industry in general. Mr. Leckie has extensive knowledge regarding fiduciary obligations and other legal requirements and duties of a public company. Mr. Leckie qualifies as a financial expert and risk expert, serves as Chair of the Audit Committee, and is a member of the Executive and Risk Committees.

Russell A. Lee has been the Company’s Executive Vice President and Chief Banking Officer since January 2020. Mr. Lee leads the retail, commercial, and wealth management teams. Mr. Lee joined the Company as an Executive Vice President in August of 2018 to lead Special Projects. Prior to this, Mr. Lee was President and CEO of Inland Northwest Bank (INB) until it was acquired by First Interstate. Mr. Lee has over 40 years of community banking experience including serving as President of two other Pacific Northwest community banks prior to INB. Mr. Lee has a Master of Business Administration Degree from Western Washington University as well as an undergraduate degree in cello performance from Luther College in Decorah, Iowa. Mr. Lee also serves on the First Interstate BancSystem Foundation board.
Patricia L. Moss has been a director since May 2017. Ms. Moss served as Chief Executive Officer of Bank of the Cascades and President and Chief Executive Officer of Cascade Bancorp from 1998 to 2012. She currently serves as a director of MDU Resources, Inc. and funds within the Aquila Group of Funds. Ms. Moss is a former director of the Oregon Investment Council, a former board member of Clear One Health Plans and the Oregon Growth Board, and has served on various community boards, including Central Oregon Community College, Oregon State University Cascades Campus, and St. Charles Medical Center.
The qualifications of Ms. Moss for service on the Board as identified by the Board include the following: Ms. Moss has significant banking experience as a result of being CEO of the Bank of the Cascades and Cascade Bancorp. This also provides knowledge of the unique history of the company prior to and after merging with First Interstate Bank. Ms. Moss serves as Chair of the Compensation and Human Capital Committee and as a member of the Executive and Governance and Nominating Committees.
Marcy D. Mutch has been Executive Vice President and Chief Financial Officer since September 2015. Prior to her current role, Ms. Mutch served as the Bank’s Investor Relations Officer from 2010 to 2015 and as Vice President of Corporate Tax from 2006 to 2010. Ms. Mutch contributes over 30 years of financial industry experience and expertise to First Interstate. Additionally, she currently serves on the Montana Chamber of Commerce board of directors. Prior to joining the Bank, she served in tax and finance positions with Citizens Development Company and as a tax manager for Eide Bailly, LLP. Ms. Mutch earned a Bachelor of Science degree in business administration from Montana State University in Billings, Montana. Ms. Mutch also serves on the First Interstate BancSystem Foundation board.

Joyce A. Phillips has been a Director since February 2021. During a 25-year-plus career, Ms. Phillips has led significant businesses including retail banking, credit cards, insurance, and wealth management. Ms. Phillips is Founder and CEO of EqualFuture Corp., a FinTech startup based in San Francisco, that delivers affordable personal financial wellness via a SaaS model to individuals and businesses. Prior executive roles include Group Managing Director M&A, Chief Marketing and Innovation Officer, and CEO of Australia and New Zealand Banking Group Limited’s (ANZ) Global Wealth Division. Prior to joining ANZ, Ms. Phillips was President and Chief Operating Officer at American Life Insurance Company (ALICO), a global subsidiary of American International Group, Inc. Ms. Philips previously held senior executive roles for Citigroup including Head of International Retail Banking. In that role she was responsible for strengthening product and distribution in 42 countries. Ms. Phillips currently serves on the board of the Western Union Company (NYSE WU) and on the board of Girls Inc. NYC, a not-for-profit board dedicated to empowering young women in underserved communities. Ms. Phillips was included in the U.S. Banker "25 Most Powerful Women in Banking and Finance" list multiple years and named one of the Top 100 FinTech leaders in Asia. Ms. Phillips holds an MBA from the Stern School of Business at New York University. Ms. Philips also serves on the First Interstate BancSystem Foundation board.
The qualifications of Ms. Phillips for service on the Board as identified by the Board include the following: Ms. Phillips has significant experience within the financial services and FinTech areas, gained through her various executive roles over the years. Ms. Phillips also possesses knowledge of the regulatory environment and has a commitment to innovation. Ms. Phillips serves as Chair of the Technology Committee and as a member of the Audit Committee.
Daniel A. Rykhus retired as President and Chief Executive Officer of Raven Industries in 2021 after serving in that role for 11 years and for the company for 31 years in leadership positions. Raven is a publicly held corporation that serves the precision agriculture, high performance specialty films, and situational awareness markets, and was acquired by CNHi at the time of Mr. Rykhus’ retirement as CEO. Under Mr. Rykhus’s leadership, the company transformed from an industrial company to a growing technology driven organization. Mr. Rykhus also served as a member of the board of directors of Raven Industries from 2008 to 2021. He currently serves as a strategic advisor to CNHi. In addition, Mr. Rykhus also served on the board of directors of Great Western Bancorp from 2011 to 2022 and served as chair of the compensation committee and was at various times a member of the executive, audit, and governance committees. Mr. Rykhus currently serves on the boards of directors of several non-profit organizations and advises other businesses.
Mr. Rykhus' qualifications to serve on the Board include his 31 years of leadership experience and his many years of experience as a director and past audit committee member of Great Western Bancorp. As the leader of a publicly held company, Mr. Rykhus also brings several years of public company corporate governance experience to the Board. Mr. Rykhus serves on the Compensation and Human Capital and Governance and Nominating Committees.

James R. Scott has been a director since 1971 and served as Chair of the Board from January 2016 to May 2020, the Executive Vice Chair of the Board from 2012 to January 2016, and the Vice Chair of the Board from 1990 to 2012. Mr. Scott served as a director of First Interstate Bank from 2007 to 2020, serving as Chair from 2011-2020. Mr. Scott is managing partner of J.S. Investments, Vice President of the Foundation for Community Vitality, board member of First Interstate BancSystem Foundation, board member of Padlock Ranch Corporation, board member of Blackfeet Indian Land Trust, and lifetime trustee at Fountain Valley School of Colorado. Mr. Scott also served as Chair of the Padlock Ranch Corporation from 1999-2017, Chair of Homer A. and Mildred S. Scott Foundation from 1990 to 2006, Chair of First Interstate BancSystem Foundation from 1990 to 2006, and Chair of Scott Family Services, Inc. from 2003 to 2012. Mr. Scott is the uncle of Jonathan R. Scott and John M. Heyneman, Jr.
The qualifications of Mr. Scott for service on the Board as identified by the Board include the following: Mr. Scott has significant executive management, business, and corporate governance experience as a result of his years of service to the Company and other family-related businesses. Mr. Scott has extensive knowledge of key issues, dynamics, and trends affecting the Company, its business, and the banking industry in general. He also has extensive knowledge of the Company’s unique challenges, regulatory environment, and history. Mr. Scott serves on the Compensation and Human Capital and Executive Committees.
Jonathan R. Scott has been a director since 2020. Mr. Scott is an entrepreneur, focusing on small business and real estate development. Mr. Scott was previously a director from 2006 to 2011 and 2013 to 2019. Mr. Scott served as President of the Jackson, Wyoming, branch from 2011 to 2019. Prior to that appointment, Mr. Scott served in various management and other positions within the Company, including serving as community development officer of First Interstate Bank from 2008 to 2011, president of FIB CT, LLC, dba Crytech, a related non-bank subsidiary, from 2004 to 2008, and an employee of the Financial Services and Marketing Divisions from 1998 to 2004. Mr. Scott received his Bachelor of Science degree in Economics from the University of Montana. Mr. Scott is the nephew of James R. Scott and the cousin of John M. Heyneman, Jr.
The qualifications of Mr. Scott for service on the Board as identified by the Board include the following: Mr. Scott has a history of achievement in management positions as a result of his years of service to the Company. Mr. Scott has extensive knowledge of the Company’s unique challenges, regulatory environment, and history. Mr. Scott serves on the Risk and Technology committees.

Corporate Governance

Key Corporate Governance Documents
Please visit our website at www.FIBK.com for our corporate governance documents. Shareholders may also request a copy of any corporate governance documents by contacting our Corporate Secretary at: P.O. Box 30918, Billings, MT 59116
▪Corporate Governance Guidelines
▪Charters for each of the Company’s standing Board committees
▪Code of Conduct
▪Insider Trading Policy
Corporate Governance Practices
Our Board of Directors is committed to sound and effective governance practices that promote the highest standards of business ethics and integrity, provide robust oversight of management, and promote the long-term interests of our shareholders. The Board's responsibilities include:

☑	Overseeing our mission, vision, and values;
☑	Hiring and evaluating our Chief Executive Officer;
☑	Providing oversight of management regarding strategic direction;
☑	Ensuring management succession;
☑	Monitoring our performance against established criteria;
☑	Overseeing adherence to ethical practices;
☑	Overseeing compliance with federal and state law;
☑	Ensuring that full and fair disclosure is provided to shareholders, regulators, and other constituents;
☑	Overseeing risk management; and
☑	Approving certain policies for Company operations.

Board Structure and Composition
The size of our Board must be at least five and not more than 18, and the Board size currently is set at 16 in accordance with our bylaws. The Board is divided into three separate classes, Classes I, II, and III, with staggered three-year terms expiring at the annual shareholder meetings in 2022, 2023, and 2024 respectively. Our Corporate Governance Guidelines state that no director may stand for re-election to the Board after reaching the age of 72 unless otherwise determined by the Board. James R. Scott, a Class III director, is currently age 72.
Our governance standards require the Board’s Governance and Nominating Committee to review the qualifications of candidates to the Board, including how each candidate contributes to the diversity of the Board. This assessment includes a candidate’s personal and professional accomplishments; reputation for integrity in the business community; specific business experience and competence, including an assessment of whether the candidate has experience in, and possesses an understanding of, business issues applicable to the success of the banking industry and whether the candidate has served in policy-making roles in business, government, education, or other areas that are relevant to the Company’s regional activities; financial acumen, including whether the candidate, through education or experience, has an understanding of financial matters and the preparation and analysis of financial statements; professional and personal accomplishments, including involvement in civic and charitable activities; educational background; whether the candidate will devote sufficient time to carrying out the candidate's duties and responsibilities effectively; and is committed to service on the Board.

Controlled Company Matters
We no longer qualify as a "controlled company” under the NASDAQ Marketplace Rules because our shares of Class B common stock automatically converted on the record date for this 2022 annual meeting of shareholders into a like number of shares of Class A common stock, with the result that no individual shareholder or group of shareholders currently controls more than

50% of the voting power of our common stock following the issuance of shares of our Class A common stock to the former holders of Great Western common stock in connection with the Great Western merger. The conversion happened automatically on the record date pursuant to the terms of our articles of incorporation because the Class B common stock then constituted less than 20% of our total outstanding shares of all classes of our common stock. As a “controlled company,” we were eligible to take advantage of exemptions from the NASDAQ corporate governance requirements to have a majority of independent directors on our Board and Compensation and Nominating committees composed entirely of independent directors. We no longer avail ourselves of any exemptions from the NASDAQ corporate governance requirements.

Director Independence
The Board evaluates the independence of each director, including nominees for election to the Board, in accordance with applicable laws and regulations, the NASDAQ Marketplace Rules, and our Corporate Governance Guidelines. As required by applicable NASDAQ Marketplace Rules, as well as our Corporate Governance Guidelines, it has been affirmatively determined by our Board that a majority of our Board members meet the director independence standards under the NASDAQ Marketplace Rules, and all Board members serving on our Board committees that perform Audit, Compensation, and Nominating committee functions also meet such independence standards. All members of our Audit and Compensation and Human Capital committees are also independent directors as defined in the more stringent SEC rules and regulations applicable to those committee members, as well as under the independence standards of the NASDAQ Marketplace Rules.
The Board has determined that all of our directors and director nominees meet the director independence standards under the NASDAQ Marketplace Rules other than Mr. Riley, our President and Chief Executive Officer.
The Board considers all relevant facts and circumstances in determining independence, including, among other things, making an affirmative determination that the director has no material relationship with the Company directly or as an officer, shareholder, or partner of an organization that has a material relationship with the Company which would affect the director’s independence. In its determination of independence, the Board considered the relevant share ownership and banking and credit transactions that the Company conducts in the ordinary course of business with certain independent directors. See “Certain Relationships and Related Party Transactions” below. The Company employs, in non-executive roles, family members of certain directors. None of these transactions or relationships were deemed by the Board to impair the independence of any of these directors, including for serving on board committees, for purposes of the NASDAQ Marketplace Rules.
Separate Chair of the Board and Chief Executive Officer Roles
Our Board has chosen to separate the roles of Chair of the Board and Chief Executive Officer. Currently David L. Jahnke serves as Chair of the Board. Our Chair manages the overall Board function, and his current responsibilities include presiding at meetings of the Board; establishing the agenda for each Board meeting in consultation with our Chief Executive Officer and other senior management as appropriate; helping to establish, coordinate, and review the criteria and methods for evaluating the effectiveness of the Board and its committees; and exercising such other powers and duties as set forth in our bylaws and as may from time to time be assigned to him by the Board. Mr. Jahnke also calls and presides over meetings of the independent directors no less than semi-annually and more often as appropriate.
Board Meetings and Attendance
Directors are expected to attend all meetings of the Board and each committee on which they serve, as well as our annual meeting of shareholders. In 2021, our Board, as then constituted, met 13 times, with each director who served for the entire year attending at least 75% of the total number of meetings of the Board and meetings of the Committees on which he or she served, during his or her tenure in 2021. All our directors and director nominees who were expected to continue in that capacity for the Company after the annual meeting attended our 2021 annual meeting of shareholders.

Director Nomination, Selection, and Qualifications
The Governance and Nominating Committee is responsible for identifying and evaluating director nominees and recommending to the Board a slate of nominees for election at each annual meeting of shareholders. When formulating its recommendations for director nominees, the Governance and Nominating Committee considers recommendations offered by our Chief Executive Officer, our Board, our shareholders, and any outside advisors the Governance and Nominating Committee may retain. All such candidates for Board membership are evaluated by the Governance and Nominating Committee on the basis of experience, financial acumen, professional and personal accomplishments, how the candidate contributes to the diversity of the Board, educational background, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment, and willingness to devote adequate time to Board duties. The qualifications, attributes, and skills of each nominee, together with their business experience, led to the conclusion that each nominee is qualified to serve as a director of the Company.
In addition to the foregoing, the Company has entered into a stockholders’ agreement with members of the Scott family that provides them with the right to designate up to three individuals to be nominated as directors on the Board (the “Shareholder Nominees”), with the total number of Shareholder Nominees that the Scott family shareholders are entitled to designate being decreased from time to time based on the aggregate percentage ownership of the Scott family members party to the agreement. Based on the beneficial ownership as of March 25, 2022 of the Scott family (including, but not limited to, the Scott Family FIBK Shareholder Group identified in the beneficial ownership table included below), members of the Scott family currently have the right under the stockholders’ agreement to designate up to three individuals to be Shareholder Nominees; once their aggregate percentage ownership decreases below 5%, the designation rights expire. The agreement requires the Company to include each Shareholder Nominee to which the Scott family shareholders are entitled to designate on the Company’s slate of nominees for election as directors at any applicable meeting of shareholders at which directors are to be elected and, to the fullest extent permitted by applicable law, use its reasonable best efforts to cause each such Shareholder Nominee to be elected and maintained in office as a director. The agreement also provides that if a Shareholder Nominee resigns or is otherwise unavailable to serve as a director, the Scott family shareholders shall have the exclusive right to designate the replacement for such Shareholder Nominee for so long as the Scott family shareholders have the right to designate such Shareholder Nominee. Notwithstanding the foregoing, each designee of the Scott family shareholders to be nominated as a director must meet the director qualification and eligibility criteria of the Governance and Nominating Committee of the Board.
As discussed above, Great Western was entitled under the merger agreement covering its merger with the Company to designate five of its directors (the “GWB Directors”) for appointment to the Company’s Board, apportioned among the three classes of the Board as nearly evenly as possible, upon completion of the merger. It was further agreed in the merger agreement that the Chair of Great Western at the time of the merger would be appointed to the Executive Committee of our Board and that the GWB Directors would generally be eligible and given due consideration for committee service to the same extent as our other directors, and that each GWB Director would be appointed to at least two standing committees of the Board at the time of the closing of the merger. The Company also agreed in the merger agreement to cause the Board and the Governance and Nominating Committee of the Board to take all actions necessary to nominate the GWB Directors for re-election to the Board at the first annual meeting of shareholders of the Company following the closing date of the merger, and thereafter (provided such directors continue to meet the director qualification and eligibility criteria of the Governance and Nominating Committee of the Board) to nominate any GWB Director whose class term expires in fewer than three years from the closing date of the merger for reelection to the Board upon the expiration of his or her term, it being the intent that each GWB Director would serve as a member of the Board for a minimum of three full years from the closing date of the merger.
We do not otherwise have a formal policy concerning shareholder recommendations of candidates for Board membership. The Board views that such a formal policy is not necessary given the procedures described above and our willingness to consider candidates recommended by shareholders. Shareholders may recommend candidates by writing to our Corporate Secretary at our headquarters, 401 N. 31st Street, Billings, Montana 59101, giving the candidate’s name, contact information, biographical data, and qualifications, and otherwise following the requirements set forth in the Company’s bylaws. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any such recommendation. See “Shareholder Proposals” and “Shareholder Communications with the Board” contained herein.

Board Committees
The Board has six standing committees: Audit, Compensation and Human Capital, Executive, Governance and Nominating, Risk, and Technology. In addition to these committees, the Chair of the Board may from time to time designate and appoint, on a temporary basis, one or more directors to assist in the form of a limited or special assignment in the performance or discharge of any powers and duties of the Board or any committee thereof.
The Board makes committee and committee chair assignments annually at its meeting immediately following the annual meeting of shareholders, although further changes may be made thereafter from time to time as deemed appropriate by the Board. As a result, the full year 2021 committee membership and meeting information provided below includes information regarding the composition and activities of each of the committees and their members both before and after the annual meeting and other committee realignment determinations made by the Board, as well as individual director decisions made during the year. Each committee has a Board-approved charter, which is reviewed annually by the respective committee. Recommended changes, if any, are submitted to the Board for approval. Each committee may retain and compensate consultants or other advisors as provided by the committee charter and as necessary for it to carry out its duties. A copy of the charters for each standing committee can be found on the Company’s website at www.FIBK.com by selecting “Governance Documents.”

CURRENT COMMITTEE ASSIGNMENTS
FIBK BOARD	AUDIT	COMPENSATION & HUMAN CAPITAL	EXECUTIVE	GOVERNANCE & NOMINATING	RISK	TECHNOLOGY
David L. Jahnke, Chair			Chair	X
Kevin P. Riley			X
James P. Brannen			X			X
Stephen B. Bowman	Financial Expert	X
Alice S. Cho	Financial Expert				Risk Mgmt Expert	X
Frances P. Grieb	Financial Expert				Risk Mgmt Expert
Thomas E. Henning					Risk Mgmt Expert	X
John M. Heyneman, Jr.			X	Chair
Dennis L. Johnson	Financial Expert				Chair Risk Mgmt Expert	X
Stephen M. Lacy		X		X
Ross E. Leckie	Chair Financial Expert		X		Risk Mgmt Expert
Patricia L. Moss		Chair	X	X
Joyce A. Phillips	X					Chair
Daniel A. Rykhus		X		X
James R. Scott		X	X
Jonathan R. Scott					X	X

Audit Committee
Chair: Ross E. Leckie	Additional Members: Stephen B. Bowman, Alice S. Cho, Frances P. Grieb, Dennis L. Johnson, and Joyce A. Phillips	Independence: Each member of the Audit Committee is independent under applicable law and NASDAQ Marketplace Rules
Meetings Held in 2021: 9
Key Committee Responsibilities:
•Represents and assists our Board in its oversight responsibility relating to the quality and integrity of the Company’s financial statements and related internal controls; internal and external audit independence, qualifications, and performance; and the processes for monitoring compliance with laws and regulations.

•Oversees the appointment, compensation, and retention of our independent, registered public accounting firm, including the performance of permissible audit, audit-related, and non-audit services, and the associated fees.

•Establishes procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting, reporting, internal control, or auditing matters as well as monitoring our compliance with ethics programs.

•Our Board has determined that Ross E. Leckie, Stephen B. Bowman, Alice S. Cho, Frances P. Grieb, and Dennis L. Johnson qualify as “audit committee financial experts” as that term is defined in applicable law and each of the Audit Committee members have the requisite financial literacy and accounting or related financial-management expertise required generally of an Audit Committee member under the applicable standards of the SEC and NASDAQ.

Compensation and Human Capital Committee
Chair: Patricia L. Moss	Additional Members: Stephen B. Bowman, Stephen M. Lacy, Daniel A. Rykhus, and James R. Scott	Independence: Each member of this committee is independent under applicable NASDAQ Marketplace Rules
Meeting Held in 2021: 7
Key Committee Responsibilities:
•Reviews and approves goals relevant to compensation for executive officers and evaluating the effectiveness of our compensation practices in achieving Company objectives, encouraging behaviors consistent with our values, and aligning performance objectives.

•Reviews and discusses with the Chief Executive Officer the compensation of our executive officers, recommends approval of the compensation of the Chief Executive Officer, and oversees succession planning for our executive officers.

•Oversees the Company’s equity and incentive compensation plans and operation of compensation programs affecting the Company’s employees generally. In addition, the Compensation and Human Capital Committee recommends compensation for Board members.

•All equity awards granted to the Company’s officers who are subject to Section 16 of the Exchange Act (“Section 16 Officers”) were approved by the Board's non-employee directors as that term is defined for purposes of Rule 16b-3 under the Exchange Act (collectively the “Outside Members”). The Compensation and Human Capital Committee has delegated authority to our Chief Executive Officer to make awards to employees who are not Section 16 Officers.

Compensation Consultant. The Compensation and Human Capital Committee has retained the services of Pearl Meyer & Partners (“Pearl Meyer”), a compensation consulting firm, to assist with its executive compensation review and to provide competitive market data. A consultant from Pearl Meyer generally attends the Compensation and Human Capital Committee meetings at which executive officer compensation is discussed and provides information, research, and analysis pertaining to executive compensation and updates on market trends as requested by the Compensation and Human Capital Committee. In connection with its engagement of Pearl Meyer, the Compensation and Human Capital Committee considered various factors bearing upon Pearl Meyer’s independence including, but not limited to, the amount of fees received by Pearl Meyer from the Company, Pearl Meyer’s policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact Pearl Meyer’s independence. After reviewing these and other factors, the Compensation and Human Capital Committee determined that Pearl Meyer was independent and that its engagement did not present any conflicts of interest. Pearl Meyer does not provide executive compensation services to the Company. The Compensation and Human Capital Committee sets compensation levels based on the skills, experience, and achievements of each executive officer, considering market analysis and input provided by Pearl Meyer and the compensation recommendations of our Chief Executive Officer, except with respect to his own position. The Compensation and Human Capital Committee believes that input from both Pearl Meyer and our Chief Executive Officer provides useful information and perspective to assist the Compensation and Human Capital Committee in determining the appropriate compensation.

Compensation and Human Capital Committee Interlock and Insider Participation:
•No members of the Compensation and Human Capital Committee who served during 2021 were officers or employees of the Company during the year, or were former officers of the Company, or had any relationship requiring disclosure under the caption "Certain Relationships and Related Party Transactions" included below in this proxy statement other than James R. Scott, who served as Chair of the Board from 2016 to 2020 and as Vice Chair in prior periods.

•No executive officer of the Company served on the compensation committee or board of directors of another company that had an executive officer who served on the Company's Compensation and Human Capital Committee or Board.

Executive Committee
Chair: David L. Jahnke	Additional Members: James P. Brannen, John M. Heyneman, Jr., Ross E. Leckie, Patricia L. Moss, Kevin P. Riley, and James R. Scott	Independence: Each member of this committee is independent under applicable NASDAQ Marketplace Rules other than Mr. Riley.
Meetings Held in 2021: 6
Key Committee Responsibilities:
•The Executive Committee functions and acts on behalf of the Board between regularly scheduled board meetings, usually when time is critical, and assists the Board in carrying out its responsibility to monitor our capital management, strategic planning and budgeting, mergers and acquisitions, tax allocation, and management fees policies. The committee is also responsible for the CEO Succession Planning Process.

Governance and Nominating Committee
Chair: John M. Heyneman, Jr.	Additional Members: David L. Jahnke, Patricia L. Moss, Stephen M. Lacy, and Daniel A. Rykhus	Independence: Each member of this committee is independent under applicable NASDAQ Marketplace Rules
Meetings Held in 2021: 6
Key Committee Responsibilities:
•Oversees the Company’s corporate governance needs and assists the Board with the process of identifying, evaluating, and nominating candidates for membership to our Board.
•Evaluates the performance of our Chair and oversees the functions and needs of the Board and its committees, including overseeing the orientation and development of Board members, evaluating the effectiveness of the Board, each committee, and the respective performance of each Board member; and evaluating services provided to and communications with shareholders.

•Reviews and approves related party transactions.
•Assists the Board in providing primary oversight of the Company’s Environmental, Social, and Governance (ESG) program.
•Reviews each committee’s annual priorities during a meeting of the Chair of the Board and the committee chairs to increase the efficiency of the work of the Board and the committees.

Risk Committee
Chair: Dennis L. Johnson	Additional Members: Alice S. Cho, Frances P. Grieb, Thomas E. Henning, Ross E. Leckie, and Jonathan R. Scott	Independence: Each member of this committee is independent under applicable NASDAQ Marketplace Rules
Meetings Held in 2021: 4
Key Committee Responsibilities:
•Oversees the Company’s enterprise-wide risk management program and corporate risk function, which include the strategies, policies, and systems established by senior management to identify, assess, measure, monitor, and manage the Company’s significant risks.

•Assesses whether management’s implementation of the program is capable of managing those risks consistent with the Company’s risk appetite.
•Monitors whether the Company’s most significant enterprise-wide risk exposures are in alignment with the Company’s appetite for risk.
•Coordinates with and serves as a resource to the Board of Directors and other Board committees through facilitation of the understanding of enterprise-wide risk management processes and effectiveness.

Technology Committee
Chair: Joyce A. Phillips*	Additional Members: James P. Brannen, Alice S. Cho, Thomas E. Henning, Dennis L. Johnson, and Jonathan R. Scott	Independence: Each member of this committee is independent under applicable NASDAQ Marketplace Rules
Meetings Held in 2021: 4
*Ms. Phillips was appointed Chair in August 2021. Prior to Ms. Phillips’ appointment, Dana L. Crandall had served in the Chair role since May 2016.
Key Committee Responsibilities:
•Assists the Board by providing oversight of our technology initiatives to allow the Company to meet its strategic objectives.
•Assesses and monitors technology, information, and cybersecurity risks; monitors technology and industry trends; and evaluates management’s assessment of their effects on our strategy and their implications for long-range planning.

•Oversees the Company’s technology risks and provides updates to the Board, with assistance from the Risk Committee.

Board’s Role in Risk Oversight
It is the responsibility of the Chief Executive Officer to fulfill the Board’s expectation of a strong risk management culture throughout the organization. It is the responsibility of the Chief Risk Officer to ensure an appropriate risk management framework is implemented to identify, assess, and manage our exposure to risk. The Board and its committees play an important role in overseeing executive management’s performance of their responsibilities relating to risk management. In general, this oversight includes working with executive management to determine an appropriate risk management culture, monitoring the amounts and types of risk taken in executing our business strategy, and evaluating the effectiveness of risk management processes against the policies and procedures established to control those risks. We have adopted a risk management oversight structure designed to ensure that all significant risks are actively monitored by the entire Board or one of its committees. Furthermore, given the significance of the Bank’s operations to us, additional risk management oversight is provided by the Bank’s Board of Directors.
In most cases, our respective Board committees are responsible for the oversight of specific risks as outlined in each of their respective charters. For example, in addition to its oversight of all aspects of our annual independent audit and the preparation of our financial statements, the Audit Committee has been delegated responsibility for oversight of risks associated with our internal controls, reviewing and discussing processes in place to promote and monitor compliance with the Code of Conduct established by the Board, and overseeing responses to reports of examination. The Compensation and Human Capital Committee has been delegated responsibility for oversight of our compensation programs, including evaluating whether any of these programs contain features that promote excessive risk-taking by management and other employees, either individually or as a group. The Executive Committee oversees our capital positions and capital management activities to ensure compliance with applicable regulatory requirements and to ensure that our capital levels are a source of financial strength. The Governance and Nominating Committee has been delegated responsibility for establishing and reviewing the adequacy of our Code of Conduct; reviewing and approving related party transactions; developing criteria and qualifications for Board membership; considering, recommending, and recruiting candidates to fill new or vacant positions on the Board; providing primary oversight of our Environmental, Social, and Governance ("ESG") program; and ensuring an effective and efficient system of governance is in place. The Risk Committee further assists the Board in fulfilling its risk oversight responsibilities by monitoring whether our risk governance processes are adequate, our enterprise-wide risk monitoring activities are appropriate, and our enterprise-wide risk program is effective. The Risk Committee also provides oversight of compliance, credit, liquidity, and market risk. The Technology Committee has been delegated responsibility for oversight of technology, information, and cybersecurity risks. They also provide oversight regarding technology and industry trends that influence strategic impacts on business risks.
In addition to oversight of risk management by the Board and its committees, the Bank’s Board of Directors and its committees have the responsibility for overseeing management of the Bank’s lending activities, liquidity and capital position, asset quality, interest rate risk, and investment strategies. The chair of the Bank’s Board of Directors communicates relevant information with respect to these activities to the Company's full Board.

The Board’s committees carry out their responsibilities by requesting and obtaining reports and other information from management with respect to relevant risk areas. In addition to our committee structure, our entire Board periodically receives reports and information about key risks and enterprise risk management from the Chief Risk Officer.
Information Security/Cybersecurity
The Company is committed to protecting client information, and our Board of Directors and Chief Information Officer devote significant time to mitigating cybersecurity risks. The Board is responsible for overseeing the Company’s risk.
The Technology Committee is responsible for overseeing the Company’s technology risks, including information security and cybersecurity risk. The Chair of the Technology Committee provides updates to the Board.
Shareholder Communications with the Board
We have not, to date, developed a formal process for shareholder communications with the Board. We believe our current informal process, in which any communication sent to the Board either generally or in care of the Chief Executive Officer, Corporate Secretary, or other corporate officer or director is forwarded to all members of the Board, has adequately served the Board’s and the shareholders’ needs.
Environmental, Social, and Governance Oversight
The Governance and Nominating Committee of the Board has primary oversight of our efforts to be responsible stewards of the environment, to be a good corporate citizen in our communities, and to maintain strong governance practices. In addition, the Compensation and Human Capital Committee has oversight of various social efforts relating to that committee’s responsibilities, such as employee benefits, employee engagement, and Company culture.
This oversight helps us focus better on how we impact our key stakeholders and communities, while also strengthening our business performance.
We are focused on responsible and sustainable growth and environmental, social, and governance leadership. Additional information concerning our environmental, social, and governance efforts can be found on the Company’s website at www.FIBK.com by selecting “ESG.” The information contained on our website with respect to our environmental, social, and governance efforts and our Environmental, Social, and Governance Report that can be reviewed there shall not be deemed to be a part of, or incorporated by reference in, this proxy statement for any purpose.
Financial Code of Ethics
Our Chief Executive Officer, Chief Financial Officer, and Principal Accounting Officer or other persons performing similar functions are required to comply with our Financial Code of Ethics.
The purposes of the Financial Code of Ethics are as follows:
▪to deter wrongdoing and to promote, among other things, honest and ethical conduct;
▪to promote full, fair, accurate, timely, and understandable disclosure in SEC and public filings;
▪to promote compliance with applicable laws, rules, and regulations;
▪to facilitate prompt internal reporting of violations of the Financial Code of Ethics; and
▪to provide accountability for adherence to such code.
Employees may submit concerns or complaints regarding ethical issues on a confidential basis by means of a toll-free telephone hotline or the use of an internet-based reporting system. All concerns and complaints are reported to our Chief Audit Executive, General Counsel, Chief Risk Officer, and Financial Crimes Manager, among others. Investigations are monitored by the Chief Audit Executive who is responsible for reporting relevant complaints to the Audit Committee. A current copy of our Financial Code of Ethics is incorporated by reference as Exhibit 14.1 to the Company’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2021. There were no amendments to or waivers from compliance with our Financial Code of Ethics in 2021, and we intend to disclose any amendments to or waivers from our Financial Code of Ethics on our website at www.FIBK.com.

Proposal Three
Ratification of Appointment of Independent Registered Public Accounting Firm
RSM US LLP was appointed by the Audit Committee of the Board as our independent registered public accounting firm for the year ending December 31, 2022. While the Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent registered public accounting firm, the Audit Committee has requested that the Board submit the selection of RSM US LLP to our shareholders for ratification as a matter of good corporate governance. No representatives of RSM US LLP are expected to be present at the annual meeting.
Neither the Audit Committee nor the Board is required to take any action as a result of the outcome of the vote on this proposal. If our shareholders do not ratify the selection of RSM US LLP as our independent registered public accounting firm, however, the Audit Committee will consider whether to retain RSM US LLP or to select another independent registered public accounting firm. Furthermore, even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interest of the Company and our shareholders.
If a quorum is present at the annual meeting, the affirmative vote of a majority of the voting power of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on this proposal is required to ratify the appointment of the independent registered public accounting firm. This means that the appointment of RSM US LLP as the independent registered public accounting firm for the Company will be ratified if more than 50% of the votes present in person or represented by proxy and entitled to vote on the proposal at the annual meeting are cast by shareholders in favor of ratification. The persons named as proxies in the proxy card accompanying these materials will vote the shares represented by a validly executed proxy card for the ratification of the selection of the independent registered public accounting firm unless a vote against the proposal or an abstention is specifically indicated on the proxy card in respect of this proposal.

Audit Committee Pre-Approval Policies and Procedures
The Audit Committee charter requires advance approval of all audit and non-audit services performed by the independent registered public accounting firm to assure that such services do not impair the auditor’s independence from the Company. The Audit Committee may delegate the authority to pre-approve services to the Audit Committee chair or any two other members of the Audit Committee, subject to ratification by the Audit Committee at its next committee meeting. In 2020 and 2021, all of the fees paid to our independent auditor were approved in advance by the Audit Committee.
Principal Accounting Fees and Services
RSM US LLP has been the Company’s independent registered public accounting firm since 2004. RSM US LLP was paid the following fees for services performed during the fiscal years ended December 31, 2021 and 2020:

	2021	2020
Audit fees (1)	$1,018,000	$1,005,000
Audit-related fees (2)	105,700	75,000
Tax fees	—	—
All other fees (3)	34,125	—

(1)	Audit fees consist of fees for the audit of the financial statements included in our Annual Report and reviews of the Quarterly Reports on Form 10-Q, including procedures related to acquisitions.
(2)	Audit-related fees for 2021 consist of fees for review of our registration statement on Form S-4 filed with SEC on November 4, 2021 and our Form S-4/A filed with the SEC on December 14, 2021. Audit-related fees for 2020 consist of fees for review of our registration statement on Form S-3 filed with the SEC on March 16, 2020, in addition to the issuance of Comfort Letters and Consents in conjunction with the May 2020 subordinated debt offering.
(3)	Includes non-prohibited services provided by our principal accountant not applicable to the first two categories.
Audit Committee Report
The Audit Committee of the Board of Directors is currently composed of six independent directors and operates under a charter approved by the Board of Directors. The SEC and the NASDAQ stock market have established standards relating to Audit Committee membership and functions. With regard to such membership standards, the Board has determined that each of Ross E. Leckie, Stephen B. Bowman, Alice S. Cho, Frances P. Grieb, and Dennis L. Johnson meet the requirements of an “audit committee financial expert” as defined by the SEC and each of the Audit Committee members have the requisite financial literacy and accounting or related financial management expertise required generally of an Audit Committee member under the applicable standards of the SEC and NASDAQ.
The primary duties and responsibilities of the Audit Committee are to monitor: (i) the quality and integrity of the financial statements and related internal controls; (ii) the internal audit and independent registered public accounting firm’s qualifications and independence; (iii) the performance of the Company’s internal audit function and independent auditors; and (iv) compliance by the Company with legal and regulatory requirements. While the Audit Committee has the duties and responsibilities set forth above and those set forth in its charter: management is responsible for the internal controls and the financial reporting process; the Company’s internal auditors are responsible for preparing an annual audit plan and conducting internal audits under the control of the Chief Audit Executive, who is accountable to the Audit Committee; and the independent registered public accounting firm is responsible for performing an integrated audit of our financial statements and of the effectiveness of our internal control over financial reporting in accordance with standards established by the Public Company Accounting Oversight Board (PCAOB) and issuing a report thereon.
The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management regarding the effectiveness of internal control over financial reporting, and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Audit Committee also relies on the opinions of the independent auditors on the consolidated financial statements and on the effectiveness of internal control over financial reporting. The Audit Committee’s oversight does not provide assurance that management’s and the auditor’s opinions and representations are correct.
In the performance of its oversight function, the Audit Committee has performed the duties required by its charter, including meeting and holding discussions with management, the independent registered public accounting firm and internal audit, and has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2021, with management and the independent registered public accounting firm. The Audit Committee’s review of and discussions about the financial statements included discussions about the quality, not just the acceptability, of the accounting principles used, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee also discussed with the independent auditors all matters required to be discussed by the applicable standards issued by the PCAOB and has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent auditors their independence and any relationships that might have an impact on their objectivity and independence and reviewed and approved the amount of fees paid for audit and audit-related services.
Based upon a review of the reports and discussions with management, the independent registered public accounting firm, and the Audit Committee’s review of the representations of management and the Report of Independent Registered Public Accounting Firm, subject to the limitations on its role and responsibilities described above and in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the SEC.
The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. RSM US LLP (RSM) has been retained as the Company’s independent registered public accounting firm continuously since they were appointed in fiscal year 2004. In determining whether to reappoint RSM, the Audit Committee takes into consideration various factors, including: the historical and recent performance of RSM on the audit; its professional qualifications; the quality of ongoing discussions with RSM; external data, including recent PCAOB reports on RSM; the appropriateness of fees and RSM’s tenure, including the benefits of that tenure, and the controls and processes in place (such as rotation of key partners every five years) that help ensure RSM’s continued independence in the face of such tenure. As part of the normal rotation, a new lead partner was selected for 2019. The process for selection of the new lead engagement partner included meetings between the candidates for that role and senior management and the Chair of the Audit Committee, as well as discussion with the full Audit Committee. The Audit Committee has selected RSM to be the Company’s independent registered public accounting firm for fiscal year 2022.
Submitted by the Audit Committee of the Board of Directors:

Ross E. Leckie (Chair)	Stephen B. Bowman	Alice S. Cho	Frances P. Grieb	Dennis L. Johnson	Joyce A. Phillips

The foregoing Report of the Audit Committee shall not be deemed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, to be (i) “soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information regarding the beneficial ownership of our common stock as of March 25, 2022, for (i) each of our directors and director nominees, (ii) each of the executive officers named in the summary compensation table, (iii) all directors and executive officers as a group, and beneficial owners of more than 5% of our common stock.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us or disclosed in filings made with the SEC, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.
The percentage of shares shown as beneficially owned as of March 25, 2022, is based on 109,503,410 shares of our Class A common stock outstanding. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed shares of common stock subject to options and other derivative securities held by that person that were exercisable or vesting based only on the expiration of time on or within 60 days of March 25, 2022, to be outstanding. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Unless otherwise noted below, the address for each director, director nominee, NEO, and beneficial owner of more than 5% of a class of our common stock listed in the table below is: c/o First Interstate BancSystem, Inc., 401 North 31st Street, Billings, MT 59101.

Beneficial Ownership Table
	Class A Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percent of Class

Directors and nominees for director
David L. Jahnke	16,984	*
Kevin P. Riley	208,206	*
Stephen B. Bowman	2,003	*
James P. Brannen	16,109	*
Alice S. Cho	2,608	*
Frances P. Grieb	16,943	*
Thomas E. Henning	19,075	*
John M. Heyneman, Jr.(1)	1,505,735	1.4%
Dennis L. Johnson	6,271	*
Stephen M. Lacy	11,897	*
Ross E. Leckie	6,845	*
Patricia L. Moss	12,242	*
Joyce A. Phillips	1,415	*
Daniel A. Rykhus	17,069	*
James R. Scott (2)	4,393,969	4.0%
Jonathan R. Scott (3)	535,156	*

Named Executive Officers who are not directors
Marcy D. Mutch	55,558	*
Jodi Delahunt Hubbell	37,534	*
Russell A. Lee	20,351	*
Kirk D. Jensen	24,756	*

All executive officers and directors as a group (22 persons)	6,949,059	6.4%

5% or greater security holders
Scott Family FIBK Shareholder Group (4)	16,049,363	14.7%

* Less than 1% of the class of Class A common stock outstanding.

(1)
Includes 257,508 shares over which Mr. Heyneman reports shared voting and dispositive power. Mr. Heyneman disclaims beneficial ownership, except to the extent of his pecuniary interest therein, over 1,343,000 of the shares reported as beneficially owned indirectly by Mr. Heyneman, which shares are reported as indirectly beneficially owned, in the aggregate, through a limited partnership and several family trusts. Mr. Heyneman has caused a trust through which he reports indirect beneficial ownership in the shares to pledge as collateral security for a loan (line of credit) from Western Security Bank 11,700 shares of Class A common stock.

(2)
Includes 375,811 shares over which Mr. Scott reports shared voting and dispositive power. Mr. Scott has caused a trust through which he reports indirect beneficial ownership in the shares to pledge as collateral security for a loan from Western Security Bank 395,000 shares of Class A common stock.

(3)
Mr. Scott has caused a trust through which he reports indirect beneficial ownership in the shares to pledge as collateral security for a loan from Western Security Bank 380,000 shares of Class A common stock.

(4)
Based on an amendment to Schedule 13D filed with the SEC on March 31, 2022 (the “Schedule 13D/A”). As disclosed in the Schedule 13D/a, the Scott Family FIBK Shareholder Group is composed of John M. Heyneman, Jr., Susan Heyneman, Julie Scott Rose, Homer Scott, Jr., James R. Scott, James R. Scott, Jr., Jeremy P. Scott, Jonathan R. Scott, Risa K. Scott, and several trusts, foundations, entities and other shareholders of the Company affiliated with such Scott family members which are identified in the Schedule 13D/A and which signed with such family members a Stockholders’ Agreement with the Company dated September 15, 2021. The foregoing family members report sole or shared voting and dispositive power over all of such shares.

Compensation Discussion and Analysis
The compensation discussion and analysis describes our executive compensation program for 2021. Our Named Executive Officers (“NEOs”) are our Chief Executive Officer, our Chief Financial Officer, and our three most highly compensated other executive officers who were serving in that capacity at the end of the year 2021. Our NEOs for 2021 are listed below:
•Kevin P. Riley, President and Chief Executive Officer
•Marcy D. Mutch, Executive Vice President and Chief Financial Officer
•Jodi Delahunt Hubbell, Executive Vice President and Chief Operating Officer
•Russell A. Lee, Executive Vice President and Chief Banking Officer
•Kirk D. Jensen, Executive Vice President and General Counsel
2021 Performance Highlights
We produced strong results in 2021, with net income of $192.1 million, and diluted earnings per share of $3.11, resulting in year-over-year increases of 19% and 23%, respectively. Net income included acquisition costs of $11.6 million, which impacted earnings per share by $0.15.
Credit quality was outstanding, with non-performing assets to total assets and criticized loans down 41% and 37%, respectively, from the prior year. Net charge-offs of $7.3 million were 7 basis points of total average loans, which allowed us to release reserves which had been elevated in 2020 as a result of the pandemic.
We paid dividends of $1.64 per share, which equates to an annualized yield of 3.76% based on the $43.61 per share average closing price of our common stock for 2021.
Impacts from the global pandemic continued to impact 2021. We continued to provide our clients and non-clients access to the Paycheck Protection Program (“PPP”) loans, providing them an additional $480 million in funding during the first half of the year. After a record-setting 21.9% growth in deposits in 2020, our clients’ remained healthy and the recovering economy supported additional 14.4% annualized deposit growth during 2021.
Our employee engagement strategy is focused on creating and maintaining a work environment where all employees’ voices are heard. In 2021 we had 95% of our employees participate in our annual employee engagement survey, which resulted in best-in-class ratings by our employees in measuring engagement in their jobs. Amid the tight labor market, we focused on developing company-wide role-based training programs, tools around performance coaching, career development, and the retention of top talent through succession planning. Additionally, we remained responsive to COVID-19 concerns and allowed flexibility for many of our employees to continue working remotely.
We continued to focus on our long-term strategic goals to remain relevant and meet the evolving needs of our clients with the implementation of our digital small business lending platform, allowing our clients to interact with us at their convenience and provide them with faster access to funds.
Our philosophy in how we manage our Company is driven by our focus on the long-term, sustainable success of our people, our clients, our communities and ultimately our shareholders. The following graphs provide information demonstrating the commitment to our long-term financial success.

FIBK: TOTAL SHAREHOLDER RETURN (3/23/2010 THROUGH 12/31/2021)
FIBK
KBW Bank Index
S&P Financials Index
$550
$500
$450
$400
$350
$300
$250
$200
$150
$100
$50
$0
March-10
August-11
February-13
November-14
August-16
March-18
October-19
March-21
October-21

Compensation of Named Executive Officers
Our executive compensation program is aligned with our business strategy and is designed to maximize long-term shareholder value.

Elements of Total Compensation
We have three primary elements of compensation: base salary, annual short-term cash incentive, and long-term equity award incentive.

Average Named Executive Officer Target Compensation Mix as of December 31, 2021

LTI
36%
Base
39%
STI
25%

Base Salary

- Competitive fixed base cash compensation
- Amount based on individual factors such as scope of responsibility, experience, and strategic impact
- 39% of target total direct compensation

Annual Short-Term Incentive (STI) Cash Award

- Awarded based on individual and Company performance
- Awards not guaranteed
- Awards aligned with Company financial and strategic growth objectives
- Awards established at threshold, target, and maximum values
- 25% of target total direct compensation

Long-Term Incentive (LTI) Performance-Based Restricted Stock (PSA) and Time-Based Restricted Stock (RSA)

- Emphasis on long-term Company performance compared to peers
- Objective is to retain top talent and align interests of management and our shareholders
- 36% of target total direct compensation

To promote a culture that aligns management's interests with those of our shareholders, our 2021 executive compensation program focused on a mix of fixed and variable compensation as illustrated in the charts below.

Factors Considered in Determining Executive Compensation
Compensation and Human Capital Committee Oversight
The Compensation and Human Capital Committee approves our compensation structure, policy, and programs to ensure we have in place appropriate incentives and employee benefits. Outside members of the Compensation and Human Capital Committee (those members who meet the definition of a non-employee director, as that term is defined for purposes of Rule 16b-3 under the Exchange Act) have reviewed and recommended the salary, short-term incentives, and long-term equity incentives awarded to our Chief Executive Officer for approval by the Board. Additionally, the Compensation and Human Capital Committee reviewed and provided input regarding all other executive officers’ compensation and the total dollar value of equity awards for all other officers, as recommended by our Chief Executive Officer.

Role of Compensation Consultants/Peer Group Market Analysis
We use comparative executive officer compensation data publicly disclosed by a peer group of public companies to evaluate the competitiveness of our executive officer compensation and to stay abreast of market trends. The Compensation and Human Capital Committee engaged the services of a compensation consulting firm, Pearl Meyer, to assist with our executive compensation review and to provide competitive market data for the purpose of informing 2021 compensation decisions. Pearl Meyer performed a comprehensive review of our executive compensation in 2020 by obtaining proxy data based on a peer group approved by the Compensation and Human Capital Committee, which includes commercial banks or bank holding companies, as applicable, traded on major national securities exchanges with total assets between 50% and 200% of our total assets, and with geographic and operational and business model characteristics similar to ours. The peer group approved by the Compensation and Human Capital Committee for this purpose, which was selected in collaboration with Pearl Meyer, was composed of the following (the “2021 Peers”):

Atlantic Union Bankshares Corp	International Bancshares Corporation
BancorpSouth, Inc.	Old National Bancorp
Banner Corporation	Renasant Corporation
Columbia Banking System, Inc.	Simmons First National Corporation
First Financial Bancorp	South State Corporation
First Midwest Bancorp, Inc.	Trustmark Corporation
Fulton Financial Corporation	United Bankshares, Inc.
Glacier Bancorp, Inc.	United Community Banks, Inc.
Great Western Bancorp, Inc.	Washington Federal, Inc.
Heartland Financial USA Inc.	WesBanco, Inc.

Analysis of Executive Officer Compensation
Base Salaries
The Compensation and Human Capital Committee and the full Board, based in part on the committee’s recommendation, approved the 2021 base salary for Mr. Riley, our current Chief Executive Officer, and the Compensation and Human Capital Committee reviewed and provided input regarding the 2021 base salaries for the other executive officers, including the NEOs, as recommended by our Chief Executive Officer. Increases to base salaries for our executive officers who were also NEOs in 2020 ranged from 2% to 5% in 2021. Increases to base salaries for all executive officers from prior years were based on the review of market data from the disclosures of our 2021 Peers and from published surveys, as well as the results achieved by each executive officer and their future potential, scope of responsibilities, and experience.
The following table shows the 2021 base salary of each Named Executive Officer.

Officer	12/31/2021 Base Salary ($)	% Increase	12/31/2020 Base Salary ($)	% Increase	12/31/2019 Base Salary ($)
Kevin P. Riley	870,975	5.0%	829,500	5.00%	790,000
Marcy D. Mutch	467,250	5.0%	445,000	7.23%	415,000
Jodi Delahunt Hubbell	446,119	5.0%	424,875	10.00%	386,250
Russell A. Lee	367,200	2.0%	360,000	2.86%	350,000
Kirk D. Jensen	347,140	2.1%	340,000	3.48%	328,570
Short-Term Incentives
Consistent with the overall compensation philosophy of linking incentive awards to Company-wide and individual performance, our executive officers are eligible for annual performance-based, short-term cash incentives.
The Compensation and Human Capital Committee recommends, and the Board of Directors approves, financial metrics that are considered in awarding short-term incentives. Our employees’ opportunity for the short-term incentive awards is based on a percentage of eligible employees' base salary. The award opportunities are established at threshold, target, and maximum levels. The funding percentage between each level is interpolated on a linear basis, with the funding percentage to be 0% for all performance below the threshold level. The maximum payout opportunity is capped at 150% of the target percentage. The performance goals for the NEOs are established in the first quarter of each year.
The 2021 short-term incentive plan for the NEOs was based primarily on two metrics related to our 2021 financial performance. Sixty percent (60%) of the STI Plan opportunity was based on earnings per share (EPS), adjusted for: (1) tax adjusted impacts related to our Allowance for Credit Losses (ACL) as determined under the accounting standard related to the CECL methodology, (2) non-operating expenses related to a litigation settlement, and (3) acquisition-related costs ("Adjusted EPS"). Forty percent (40%) was based on the efficiency ratio, adjusted for: (1) impacts related to OREO expense/income (2) investment security gains/losses (3) non-operating expenses related to a litigation settlement and (4) acquisition-related costs (“Adjusted Efficiency Ratio”). The incentive plan opportunity also included two subjective modifiers of +/- 5% each, for (1) Relative improvement in Credit Quality as compared to our 2021 Peers, emphasizing the quality of our loan portfolio, and (2) a Board discretionary modifier, focused on our continued risk-focused response to the global pandemic.
The target Adjusted EPS performance goal was established at $2.96, with a threshold requirement of $2.66, and a requirement of $3.26 for maximum payout. The target Adjusted Efficiency Ratio goal was established at 59.26%, with a threshold ratio of 61.26% and maximum payout rate for a ratio at or below 57.26%. These metrics were aligned with the 2021 operating objectives of the Company’s business established at the beginning of the year. A reconciliation of Adjusted EPS, a non-GAAP financial measure, to EPS, its most directly comparable GAAP financial measure, is provided below under the caption “Reconciliation of Adjusted EPS and Adjusted Efficiency Ratio.”
At the time the 2021 performance goals were established, the Committee determined it was not appropriate to reward short term incentives as a result of the provisioning (or recovery) of loan losses, due to indeterminable impact economic recovery might have on the required Allowance for Credit Losses (ACL).
As a result, the Adjusted EPS target in the STI Plan provided for a provision expense of $15 million which was determined based on expected loan growth and the level of net charge-offs. Any provision expense or release outside of this pre-determined amount was added back to earnings on an after-tax basis to determine EPS for purposes of meeting the target EPS levels defined in the plan. The Committee believed, and the Board concurred, that this methodology still demonstrated a direct link between the Company’s goals, the outcomes achieved, and payouts awarded to its employees.

Two subjective modifiers were evaluated in determining the STI award: credit quality trending to peers and a Board discretionary modifier. Each modifier could adjust STI by up to +/-5%. The Committee reviewed the Company’s credit quality metrics compared to its 2021 Peers, including Criticized Loans/Total Loans, Classified Loans/Total Loans, and Non-Performing Assets/Total Loans, and determined the Company met the criteria to apply a 5% subjective modifier to increase the STI calculated performance award. The second discretionary modifier evaluated by the Committee was based on the Company’s successful financial performance during an evolving economic climate, the thorough due diligence and negotiation process related to the Great Western Bancorp acquisition, and the continued efforts related to employee well-being during the global pandemic, among other factors. Varying short-term incentive award percentages for NEOs reflect the recommendations made by the CEO with input from the Compensation and Human Capital Committee. It is the Compensation and Human Capital Committee’s belief that an executive officer’s scope of work, responsibilities, and performance should all be considered when awarding incentives.
Reconciliation of Adjusted EPS and Adjusted Efficiency Ratio
Adjusted EPS and Adjusted Efficiency Ratio are financial measures that are not presented in accordance with GAAP and are included herein because the Compensation and Human Capital Committee and the Board utilize such terms in connection with determining management’s performance under our short-term incentive plan. A reconciliation of such measures to their most directly comparable GAAP financial measures is calculated as follows:

(In millions, except % and per share data)	As of December 31, 2021
Adjusted EPS	Provision Adjustment	EPS
Net income and EPS	$192.1	$3.11
Less: GAAP recovery of credit loss, adjusted for taxes	-11.2
Less: Budgeted provision for credit losses, adjusted for taxes	-11.6
Add: Litigation settlement, adjusted for taxes	0.8
Add: Acquisition-related costs, adjusted for taxes	8.9
Weighted average common shares outstanding for diluted earnings per common share computation	61,741,828
Adjusted Net Income and EPS	$179.0	$2.89

Adjusted Efficiency Ratio
Non-interest expense	$405.5
Non-interest income	150.5
Net interest income	488.2
Core deposit intangibles amortization	9.9
Efficiency ratio(1)		61.94%
OREO income	$(0.2)
Investment security gains	1.1
Litigation settlement	1.0
Acquisition-related costs	11.6
Adjusted Efficiency Ratio(2)		60.05%
(1) The Company utilizes the FDIC definition as our reported efficiency ratio as non-interest expense less amortization of intangible assets as a percent of net interest income plus non-interest income.
(2) Adjusted Efficiency Ratio is calculated utilizing the FDIC definition above and excludes OREO income, litigation settlement, and acquisition-related costs from non-interest expense and investment security gains from non-interest income.

Short-term incentive goals and performance outcomes under the STI plan (prior to adjustment for assessment of individual performance) were as follows:

		Performance Goals
Performance Measure	Weight	Minimum 50% of Target	Target Performance	Maximum 150% of Target	Adjusted EPS/ Adjusted Efficiency Ratio	Actual Performance, As Adjusted
Adjusted Earnings Per Share*	60%	$2.66	$2.96	$3.26	$2.89	52.68%
Adjusted Efficiency Ratio*	40%	61.26%	59.26%	57.26%	60.05%	32.10%
Payout Ratio Before Modifier						84.78%
Total Payout Ratio Adjusted for 10% Modifiers						93.26%
*See reconciliation to most directly comparable GAAP financial measures in the table above.

STI plan payouts for the NEOs were 93.26% of target opportunity in 2021. The following table shows the 2022 STI plan payouts for each NEO.

		Performance Goals		Actual
Officer	12/31/2021 Base Salary ($)	Target % of Base Salary	2021 Target Value	Actual % of Target Value	2021 Actual Total Payout Value ($)	Weighted Average Payout %
Kevin P. Riley	$870,975	80%	696,780	93.26	$649,817
Marcy D. Mutch	467,250	60%	280,350	93.26	261,454
Jodi Delahunt Hubbell	446,119	60%	267,671	93.26	249,630
Kirk D. Jensen	347,140	50%	173,570	93.26	161,871
Russell A. Lee	367,200	60%	220,320	93.26	205,470
Total	$2,498,684		$1,638,691		$1,528,242	93.26%
Long-Term Incentives
We believe long-term equity incentive compensation encourages employees to focus on our long-term performance. Long-term incentives in the form of equity compensation also provide an opportunity for executive officers and senior leadership to increase their equity ownership in the Company, further aligning their interests with those of our shareholders.
Under the Company's 2015 Equity Incentive Plan, as amended, the Compensation and Human Capital Committee approves equity awards for directors and the CEO, and reviews and provides input to the CEO regarding equity awards to certain officers, including the NEOs. Awards are granted to enhance our ability to attract, retain, and motivate employees by providing them with both equity ownership opportunities and performance-based incentives intended to align their interests with those of our shareholders. The Compensation and Human Capital Committee has delegated authority to the Company’s Chief Executive Officer, subject to certain terms and limitations as established by the Committee, to make awards to employees who are not Section 16 officers. For additional information regarding our equity compensation plans, see the information provided under the caption “Equity Compensation Plans” included in this proxy statement.
2021 Long-Term Incentives Awarded
In 2021, long-term incentives awarded to the NEOs included a mix of performance (60% of the award) and time-based vesting (40% of the award) restricted stock awards. Our Chief Executive Officer’s target long-term incentive award is equal to approximately 130% of his base salary, and the remaining NEOs’ target long-term incentive awards range from 50-80% of their base salaries, consistent in each case as intended and approved by the Compensation and Human Capital Committee for the NEOs also in 2020. In 2020 for our Chief Executive Officer, however, his long-term incentive award was inadvertently established at the then prior year’s lower approximately 110% base salary award level. In order to rectify the circumstances and put the CEO in as close to the same position as he would have been had his award been determined at the appropriate 130% level, the committee approved an additional long-term incentive award in 2021 to make up the difference (on the same terms as the other 2021 long-term incentive awards for the CEO), including making a de minimus cash payment to Mr. Riley for dividends that would have accrued on the shares underlying the catch-up award had it been made in 2020 as intended. All awards under our equity compensation plan are based on the closing price of the underlying common stock as quoted on NASDAQ Stock Market for the last market trading day prior to the date of the award.

Time-based vesting restricted equity awards have a three-year graded vesting period. Performance-based vesting restricted equity awards vest in varying percentages based upon the Company’s performance relative to that of a comparator group composed of all U.S. commercial banks or bank holding companies, as applicable, traded on a major exchange with total assets between 50% and 200% of our December 31, 2020 total assets
The 2021 performance-based vesting awards vest in percentages ranging from 0% to 200% of target, based on the Company’s three-year Adjusted Return on Average Equity (weighted at 50%) and the three-year total shareholder return (weighted at 50%) as compared to the comparators (the "percentile ranking"). Adjusted Return on Average Equity is defined as Adjusted Net Income divided by Average Equity. Adjusted Net Income is defined as pretax net income, minus non-recurring revenue items, plus non-recurring expense items, with non-recurring items being defined by S&P Global (or its successor.) The measurement period for 2021 performance-based vesting awards is from January 1, 2021 to December 31, 2023. The performance-based vesting awards granted in 2021 will vest to the extent the performance criteria are met with respect to such awards on March 15, 2024.
2021 performance-based vesting awards will vest based upon the following scale, interpolated on a linear basis between vesting tiers.

Percentile Ranking	Award Range
Below 35th percentile	0%
35th percentile (linear interpolation)	50%
50th percentile (linear interpolation)	100%
90th percentile	200%

2019 Long-Term Incentive Performance Results
Performance-based vesting restricted awards granted to executive officers in 2019 vested on March 15, 2022. The measurement period for the performance-based vesting restricted awards was from January 1, 2019 through December 31, 2021. The awards vested based upon the Company’s performance relative to a comparator group composed of all U.S commercial banks or bank holding companies, as applicable, traded on a major exchange with total assets between 50% and 200% of our December 31, 2018, total assets, and were based on our three-year return on average equity, and the three-year total shareholder return.
The performance results were as follows:

Goal	Percentile Rank	Unweighted % of Target Award	Goal Weight	Vesting %
Return on equity	50.25%	100.62%	50%	50.31%
Total shareholder return	28.00%	—%	50%	—%
Total			100%	50.31%

Comprehensive Benefits Package
We provide a competitive benefits package to all full-time employees, including the NEOs, that includes health and welfare benefits such as medical, dental, vision care, disability insurance, life insurance benefits, and a 401(k) savings plan.
We provide a non-qualified deferred compensation plan under which eligible participants, including our NEOs, may defer a portion of their base salary, short-term incentives and, if applicable, supplemental executive retirement plan contributions, subject to maximums as set forth by the plan administrator.
We have obtained life insurance policies covering selected officers of our banking subsidiary, First Interstate Bank, including certain of our NEOs. Under these policies, we receive benefits payable upon death of the insured. An endorsement split dollar agreement or survivor income benefit agreement has been executed with each of the insureds whereby a portion of the death benefit or a lump-sum survivor benefit is payable to the insured’s designated beneficiary if the participant is employed by us at the time of death.

2021 Other Compensation Matters
Severance and Change-in-Control Benefits
We provide severance pay and other benefits to executive officers, including the NEOs, who have their employment terminated, including through involuntary termination by us without cause and, in some cases, voluntary termination of the executive for good reason. These arrangements provide security of transition income and benefit replacements that allow such executives to focus on our prospective business priorities that create value for shareholders. We believe the level of severance and benefits provided by these arrangements is consistent with the practices of our 2021 peers and are necessary to attract and retain key employees. Potential payments and benefits available under these arrangements are discussed further under the caption “Potential Payments upon Termination or Change of Control” included elsewhere in this proxy statement.
Other Matters
Tax Considerations
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows an income tax deduction to public companies for annual compensation in excess of $1 million paid to the chief executive officer, the chief financial officer, and the other NEOs for the taxable year. For periods prior to 2018, compensation that qualified as “performance-based” or satisfied another exception was excluded for purposes of calculating the amount of compensation subject to the $1 million limit. For taxable years beginning after December 31, 2017, however, the exemption from the Section 162(m) deduction limit for performance-based compensation has been repealed, such that compensation paid to our NEOs in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017, for performance-based compensation. The Compensation and Human Capital Committee considers tax and accounting consequences in developing and implementing our executive compensation program and believes that compensation paid under our management incentive plans in taxable years prior to 2018 is generally fully deductible for federal income tax purposes. Deductibility of awards will likely continue as one factor in determining executive compensation, but the Compensation and Human Capital Committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by the Company for tax purposes.
Securities Trading Policy
Our insider trading policy prohibits our directors and Section 16 officers from trading in our securities during certain designated blackout periods, during any time in which they are aware of material non-public information, and from engaging in hedging transactions or short-sales and trading in puts and calls with respect to our securities. The policy also cautions against holding our securities in a margin account or pledging our securities as collateral for a loan.
Clawback Provisions
Our Board has approved a clawback policy for all Section 16 officers, including the NEOs. The clawback policy authorizes the Board to recoup all performance-based compensation paid during the years affected by a financial statement restatement or executive misconduct. The Board may also direct the Company to cancel any equity-based awards granted to the executives during the applicable time period and recoup any gains realized during the time period with respect to equity-based awards.
Equity Ownership Guidelines
In order to further align management's interests with the interests of the Company, our Board, based upon the recommendation of the Compensation and Human Capital Committee, approved an equity ownership guideline policy. The Board has delegated oversight of the policy to the Compensation and Human Capital Committee, and has authorized the committee to recommend policy modifications from time to time. Under the current policy, each executive officer is encouraged to acquire and maintain ownership of our common stock, including equity awards subject to vesting conditions, equal in value to a specified multiple of the executive officer’s base salary.
The policy currently recommends the following equity holdings for our NEOs:

Equity Ownership Guidelines
Chief Executive Officer	Five (5) times base salary
Chief Financial Officer, Chief Banking Officer, and Chief Operating Officer	Three (3) times base salary
All other Executive Officers	Two (2) times base salary

Ownership is measured at the end of each year using the applicable year’s average closing Class A common stock price. Each NEO is to target meeting the ownership guidelines within five years from the date they became a NEO. All of the NEOs were in compliance with the guidelines, including grace periods, set forth in the policy.
Results of Shareholder Advisory Approval of Named Executive Officer Compensation
The Company holds non-binding advisory votes on executive compensation every other year with the last vote occurring during the 2021 Annual Meeting of Shareholders. At that meeting, shareholders were asked to approve, on an advisory basis, the NEO compensation for 2020 as reported in our 2021 proxy statement. This say-on-pay proposal was approved by over 98% of the shares present in person or by proxy and entitled to vote on the matter. The Compensation and Human Capital Committee considered the results of the 2021 advisory vote, along with shareholder input and other factors discussed in this Compensation Discussion and Analysis and concluded that no changes to our compensation policies and practices were warranted in response to the shareholder advisory vote.
Risk Assessment of Compensation Programs
The Compensation and Human Capital Committee designs our compensation programs to encourage appropriate risk management while discouraging behavior that may result in excessive risk. In this regard, the following elements have been incorporated in our compensation programs for executive officers:

☑	Use of multiple metrics in annual short-term incentive plan for executive officers;
☑	Capping each short-term incentive award metric at 150%;
☑	Capping performance-based share awards at 200%;
☑	Providing time-based share awards that vest ratably over three years;
☑	Emphasizing long-term and performance-based compensation;
☑	Instituting formal clawback policies applicable to both cash and equity performance-based compensation; and
☑	Aligning interests of our executive officers with the long-term interests of our shareholders through equity ownership guidelines.
The Compensation and Human Capital Committee periodically reviews with management an assessment of whether risks arising from the Company’s compensation policies and practices for all employees are reasonably likely to have a material adverse effect on the Company, as well as the means by which any potential risks may be mitigated, such as through governance and oversight policies. Based on the 2021 assessment, the Compensation and Human Capital Committee concluded that our compensation policies and practices for all employees do not create risks that are reasonably likely to have a material adverse effect on the Company.
Compensation and Human Capital Committee Report
The Compensation and Human Capital Committee has reviewed and discussed the foregoing “Compensation Discussion and Analysis” information with management and, based on such review and discussions, the Compensation and Human Capital Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement and be incorporated by reference into the Company’s 2021 Annual Report.
Submitted by the Compensation and Human Capital Committee of the Board of Directors:

Patricia L. Moss, Chair	Stephen B. Bowman	Stephen M. Lacy	Daniel A. Rykhus	James R. Scott

Compensation of Named Executive Officers
2021 Summary Compensation Table
The table below summarizes the total compensation paid or earned by each of the NEOs for the fiscal years ended December 31, 2021, 2020, and 2019, as required by applicable rules of the SEC. When approving total compensation for each of the NEOs, the Compensation and Human Capital Committee considers compensation paid to executives in comparable financial institutions, including our 2021 Peers.

Name and Position		Salary ($)	Short Term Incentive ($)	Equity Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Kevin P. Riley (3)	2021	$864,594	$649,817	$1,442,198	$244,634	3,201,243
President & Chief	2020	$823,423	800,036	943,409	372,305	2,939,173
Executive Officer	2019	784,243	531,638	866,261	349,884	2,532,026
Marcy D. Mutch (4)	2021	463,827	261,454	365,948	33,069	1,124,298
Exec. Vice President &	2020	440,385	335,000	368,062	33,233	1,176,680
Chief Financial Officer	2019	410,385	186,750	332,153	42,585	971,873
Jodi Delahunt Hubbell	2021	442,851	249,630	349,380	28,931	1,070,792
Exec. Vice President &	2020	418,933	308,000	351,436	32,222	1,110,591
Chief Operating Officer	2019	384,519	173,813	205,616	156,050	919,998
Russell A. Lee (5)	2021	366,092	205,470	215,688	23,250	810,500
Exec. Vice President &	2020(5)	358,462	240,000	148,873	1,225,402	1,972,737
Chief Banking Officer	2019	N/A	N/A	N/A	N/A	N/A
Kirk D. Jensen (4)	2021	346,042	161,871	169,913	29,123	706,949
Exec. Vice President &	2020	338,242	145,000	175,733	29,527	688,502
General Counsel	2019	327,098	147,857	163,970	39,097	678,022
(1) The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Equity awards are a combination of time-based vesting and performance-based vesting restricted equity awards. See 2021 Equity Awards Granted During 2021 table for a breakdown of this by award type.
(2) The amounts shown reflect for each NEO: contributions by us to our employee savings plans, under Section 401(k) of the Code; contributions by us to our non-qualified deferred compensation plan; premiums paid by us for individual long-term care plans; and dividends on unvested restricted stock. The amounts do not reflect premiums paid by us for group health, life and disability insurance policies that apply generally to all salaried employees on a nondiscriminatory basis.
(3) The amounts in the All Other Compensation column for Mr. Riley also reflect income from amounts paid by us for social club dues, the personal use of a Company vehicle, imputable income for Company plane use, and Company contributions to Mr. Riley's non-qualified defined contribution supplemental executive retirement plan of $174,195, $331,800, and $261,332 earned for the performance periods ending in 2021, 2020, and 2019, respectively.
(4) The amounts in the All Other Compensation column for Ms. Mutch and Mr. Jensen also reflect income from amounts paid by us for social club dues.
(5) We have non-competition, consulting and release agreements with Russell A. Lee, our chief banking officer, that were agreed upon in 2018 in connection with our acquisition of Northwest Bancorporation, Inc., where Mr. Lee served as president and chief executive officer. The non-competition agreement restricts for two years following the termination of his employment with us his ability to (i) engage in any business or enterprise that competes directly or indirectly with the Company or First Interstate Bank in Idaho, Montana, Oregon or Washington, and (ii) solicit any employee of First Interstate Bank to leave the employ of First Interstate Bank or divert any business from First Interstate Bank, and in consideration of this arrangement and a full release of legal claims the Bank agreed to pay Mr. Lee $1.2 million in August 2020, which amount is subject to a corresponding pro-rata clapback for any portion of the two-year restriction following any breach by Mr. Lee of the restrictive covenants.

Time and performance equity awards are presented below for each NEO included in the 2021 Summary Compensation table above, as applicable for the periods during which they qualified as NEOs for the Company.

		Time-Based Vesting Restricted	Performance-Based Restricted
		Equity Awards (#)	Equity Awards (1) (#)
Kevin P. Riley	2021	11,594	17,392
	2020	12,869	19,304
	2019	8,235(3)	12,353
Marcy D. Mutch	2021	2,942	4,413
	2020	5,021	7,531
	2019	3,182	4,773
Jodi Delahunt Hubbell	2021	2,809	4,213
	2020	4,794	7,191
	2019	2,044	3,066
Russell A. Lee	2021	1,734	2,601
	2020	2,031	3,046
	2019	N/A	N/A
Kirk D. Jensen	2021	1,366	2,049
	2020	2,397	3,596
	2019	1,630	2,445
(1) The number of shares listed assumes target level performance. The 2019*, 2020, and 2021 time-based vesting awards and the portion of the performance-based vesting awards that vests based on return on adjusted average equity (“ROAE”) were valued at $40.31 per share, $28.36 per share, and $50.82 respectively, for all executive officers other than with respect to the 2019 performance-based vesting awards for Ms. Mutch and Mr. Riley, which were valued at $41.73 and $42.19, respectively. The portions of the 2019, 2020, and 2021 performance-based vesting awards which vest based on total shareholder return (“TSR”) were valued based on Monte Carlo at $40.07 per share, $31.57 per share, and $47.27 respectively, for all executive officers other than with respect to the 2019 performance-based vesting awards for Ms. Mutch and Mr. Riley, which were valued at $41.81.
Equity Compensation Plans
The Company has equity awards outstanding under two equity-based compensation plans: the 2015 Equity Incentive Plan, as amended (the “2015 Plan”) and the 2006 Equity Compensation Plan, as amended and restated, (the “2006 Plan”). These plans were primarily established to enhance the Company’s ability to attract, retain, and motivate employees.
The 2015 Plan, approved by the Company’s shareholders in May 2015, was established to provide us with flexibility to select from various equity-based compensation methods, and to be able to address changing accounting and tax rules and corporate governance practices by optimally utilizing equity-based compensation. The 2015 Plan did not increase the number of shares of common stock available for awards under the 2006 Plan.
The 2006 Plan, which was approved by the Company’s shareholders in May 2006 and May 2014, was established to consolidate into one plan the benefits available under all other then-existing share-based award plans. The 2006 Plan continues to govern outstanding awards made prior to May 2015.
The 2015 Plan contains the following important features:

☑	The maximum number of shares of our Class A Common Stock reserved for issuance under the 2015 Plan was 2,000,000, which was approximately 9.2% of our previously existing Class A Common Stock outstanding at the time of shareholder approval.
☑	The 2015 Plan prohibits the repricing of awards without shareholder approval.
☑	The 2015 Plan prohibits the recycling of shares.
☑	Awards under the 2015 Plan are subject to broad discretion by the Compensation and Human Capital Committee administering the plan.
☑	All awards under the 2015 Plan are based on the closing price of the underlying common stock as quoted on NASDAQ Stock Market for the last market trading day prior to the date of the award.

The following terms apply to equity awards granted for each of the last three years:
•Time restricted awards - three-year graded vesting period; and
•Performance restricted awards - cliff vesting as of March 15 of the third year following the year of the award for 2021, 2020, and 2019 respectively, based on achievement of specified performance conditions.

2021 Equity Awards Granted During 2021

			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Equity Awards
Name	Grant Date	Committee Approval Date	Threshold (#)(1)	Target (#)(2)	Maximum (#)(3)	Number of Stock or Units (#)(4)	Grant Date Fair Value of Equity Awards ($)(5)
Kevin P. Riley	3/15/2021	2/17/2021	—	—	—	11,594	$589,207
	3/15/2021	2/17/2021	8,696	17,392	34,784	—	852,911
Marcy D. Mutch	3/15/2021	2/17/2021	—	—	—	2,942	149,512
	3/15/2021	2/17/2021	2,207	4,413	8,826	—	216,436
Jodi Delahunt Hubbell	3/15/2021	2/17/2021	—	—	—	2,809	142,753
	3/15/2021	2/17/2021	2,107	4,213	8,426	—	206,627
Russell A. Lee	3/15/2021	2/17/2021	—	—	—	1,734	88,122
	3/15/2021	2/17/2021	1,301	2,601	5,202	—	127,566
Kirk D. Jensen	3/15/2021	2/17/2021	—	—	—	1,366	69,420
	3/15/2021	2/17/2021	1,025	2,049	4,098	—	100,493
(1) This represents the threshold payout of 50% of target on the performance shares awarded, one half of which is based on TSR and one half on ROAE. In order to receive this threshold payout, the Company’s future three-year TSR/ROAE must be at the 35th percentile or above when compared to the comparator group.
(2) This represents the target payout of 100% of target on the performance restricted equity awarded, one half of which is based on TSR and one half on ROAE. In order to receive this threshold payout, the Company’s future three-year TSR/ROAE must be at the 50th percentile or above when compared to the comparator group. Dividends are accrued on performance-restricted equity and payable upon vesting at the same rate as dividends are paid to other shareholders.
(3) This represents the maximum payout of 200% of target on the performance-based vesting restricted equity awarded, one half of which is based on TSR and one half on ROAE. In order to receive this maximum payout, the Company’s future three-year TSR/ROAE must be at the 90th percentile or above when compared to the comparator group.
(4) This represents the shares of time restricted equity that vest at a rate of one-third (1/3) each year through March 15, 2024, contingent on continued employment. Dividends are paid out on these shares at the same time and same rate as dividends are paid to other shareholders.
(5) The dollar value of stock awards shown represents the grant date fair value calculated on the basis of the fair value of the underlying shares of common stock at target on the grant date in accordance with FASB ASC Topic 718. The fair value for time-based vesting restricted equity is the fair market value on the date of grant of $50.82. The value shown for the performance-based vesting restricted equity represents the number of awards that could be earned at target multiplied by the fair value, which is the fair market value on the date of grant of $50.82 for the portion that vests based on ROAE and the Monte Carlo fair value of $47.27 for the portion that vests based on TSR.

Equity Awards Outstanding as of December 31, 2021

	Equity Awards
			Equity Incentive Plan Awards
		Market Value	Number of	Market Value or Payout
	Number of Shares or	of Shares or	Unearned Shares,	Value of Unearned Shares,
	Units of Stock That	Units of Stock That	Units, or Other Rights	Units, or Other Rights That
Name	Have Not Vested (#)(1)	Have Not Vested ($)(3)	Have Not Vested (#)(2)	Have Not Vested ($)(3)
Kevin P. Riley	22,919	$932,116	49,049	$1,994,823
Marcy D. Mutch	7,351	298,965	16,717	679,880
Jodi Delahunt Hubbell	6,687	271,960	14,470	588,495
Russell A. Lee	3,088	125,589	5,647	229,663
Kirk D. Jensen	3,508	142,670	8,090	329,020
(1) Represents unvested time-based vesting restricted stock, which at original issuance vested at a rate of one-third each year, contingent on continued employment.
(2) Represents the target number of performance-based vesting restricted stock shares that are expected to vest March 15, 2022, March 15, 2023, and March 15, 2024 based upon achievement of specified performance conditions and continued employment.
(3) Market value is based on closing price of the common stock on 12/31/2021 of $40.67 per share.

Equity Awards Vested During 2021

	Equity Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Kevin P. Riley	21,363	$1,003,101
Marcy D. Mutch	6,220	289,155
Jodi Delahunt Hubbell	5,674	264,682
Russell A. Lee	677	29,862
Kirk D. Jensen	4,230	198,839
(1) The amount in the Value Realized on Vesting column reflects the closing price of the common stock as reported on the NASDAQ Stock Market on the day prior to vesting multiplied by the number of shares vesting.

2021 Non-Qualified Deferred Compensation
The Company has a non-qualified deferred compensation plan (the “Deferred Compensation Plan”) established for the benefit of a select group of management and highly compensated employees, including NEOs. Under the terms of our Deferred Compensation Plan, eligible employees, as determined by our Board or Compensation and Human Capital Committee, may defer a portion of base salary, short-term incentives and, if applicable, supplemental executive retirement plan contributions, subject to maximums as set forth by the plan administrator. Deferral elections generally are made by eligible employees during the last quarter of each year for amounts to be earned in the following year; eligible employees are permitted, however, to change the time and/or form of a scheduled distribution in accordance with procedures established by the plan administrator, provided that any subsequent election to delay a payment must be made at least 12 months prior to the date the first scheduled distribution payment would have been made and the first payment must be deferred for at least five years from the date the first scheduled distribution payment would have been made. We make discretionary contributions to the Deferred Compensation Plan on behalf of the executive officer participants for 401(k) plan matching contributions and profit-sharing contributions in excess of Code limitations. Other contributions on behalf of a participant may be made at the discretion of our Board.
The deferral account of each participant is adjusted by investment earnings or losses based upon the performance of the underlying investments selected by the participant from among alternatives selected by the plan administrator. Benefits under the Deferred Compensation Plan are generally not paid until the beginning of the year following the participant’s retirement or termination from the Company. Benefits can be received either as a lump sum payment or in annual or monthly installments over a period not to exceed ten years or, for contributions made after 2016, 15 years, based on the employee’s election made at least one year prior to retirement. The distribution elections are all made in accordance with Section 409A of the Code.

The following table shows the contributions, earnings, and aggregate balance of total deferrals for each of our NEOs as of December 31, 2021.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Kevin P. Riley	$400,018	$331,800	$244,993	$—	$3,265,650
Marcy D. Mutch	83,750	—	25,282	—	303,246
Jodi Delahunt Hubbell	61,600	—	31,108	—	191,984
Russell A. Lee	—	—	—	—	—
Kirk D. Jensen	—	—	—	—	1,150
(1) The amounts in this column are included as salary and/or short-term incentives for each of the NEOs in the year the contribution was earned.
(2) The amounts in this column are included as other compensation for each of the NEOs in the year the contribution was paid.
The Chief Executive Officer participates in a supplemental executive retirement plan, or SERP, which was implemented in 2015. This benefit is intended to be part of a competitive retirement and benefit package necessary to attract and retain executive talent. Consistent with this objective, the SERP consists of a Base Contribution and a Performance Contingent Contribution. The amount of the base contribution is 20% of the Participant's annualized base salary as of the last day of the Performance Period (the "Base Contribution"). The amount of the performance-contingent contribution, if earned, will be up to an additional 20% of the Participant's annualized base salary as of the last day of the Performance Period (the "Performance-Contingent Contribution").
The Performance-Contingent Contribution is based on Company's Total Shareholder Return compared to the established peer group for the measurement period. The Performance-Contingent Contribution amounts fund based on the following scale, interpolated on a linear basis between funding tiers: 0% if below the 35th percentile; 10% if greater than or equal to the 50th percentile; and 20% if greater than or equal to the 75th percentile. The SERP Contributions vested 50% on December 31, 2019, and will vest at 10% on each December 31st thereafter, so long as Participant remains employed by the employer on each such date. Vesting will be accelerated in the event of death, disability, and certain terminations of service in connection with a Change in Control, each as more fully described in the Deferred Compensation Plan.
2021 Other Compensation
We provide our NEOS with other compensation that the Compensation and Human Capital Committee believes is reasonable and consistent with the overall compensation program to better enable us to attract and retain talented employees for key positions. The Compensation and Human Capital Committee annually reviews the levels of other compensation provided to NEOs.
The NEOs participate in our health and group life and disability insurance plans. Additional benefits offered to the NEOs may include some or all of the following:
▪Individual life insurance, as described below under “Survivor Income Benefits;”
▪Payment of social club dues;
▪Dividends accrued on unvested performance equity awards;
▪Use of a Company automobile and airplane; and
▪Long-term care insurance.
Survivor Income Benefits
We obtained life insurance policies on selected officers of First Interstate Bank. Under these policies, we receive all benefits payable upon death of the insured. A survivor income agreement was executed with Mr. Riley, Ms. Mutch, Ms. Delahunt Hubbell, and Mr. Jensen whereby a survivor benefit of $150,000 is payable to designated beneficiaries if the participant is employed by us at the time of death.
Principal Executive Officer Pay Ratio
We are required to provide annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (“PEO”). The Company’s PEO is Mr. Riley, our Chief Executive Officer, and the outside members of the Compensation and Human Capital Committee reviewed, approved, and recommended to the Board for approval all components of Mr. Riley's total compensation package. The purpose of this disclosure is to provide a measure of the equitability of pay within the organization.

In determining the median employee, a listing was prepared of all employees other than the PEO as of December 31, 2021. Wages and benefits were annualized for those employees not employed for the full year of 2021. The median amount was selected from the resulting list, and such median employee will be used for this purpose for three years unless circumstances change and a new median employee is determined to be needed for this analysis, as permitted by applicable SEC disclosure rules.
For purposes of determining total compensation, the following earnings were included:
▪Base Salary;
▪Short-Term Incentive;
▪Long-Term Incentive equity awards granted during the year; and
▪Other Compensation comprised of:
–Contributions by us to our qualified profit sharing and employee savings plans, under Section 401(k) of the Code;
–Contributions by us to our non-qualified deferred compensation plan;
–Premiums paid by us for individual long-term care plans;
–Dividends on unvested restricted stock; and
–Amounts paid by us for social club dues, signing bonuses, and moving/relocation expenses.

Median Employee Total Annual Compensation	PEO Total Annual Compensation	Ratio of PEO to Median Employee Total Annual Compensation
$56,252	$2,946,125	52.1
NEO Agreements
The Company has Executive Employment Agreements with each of Mr. Riley, Ms. Mutch, Ms. Delahunt Hubbell, Mr. Lee, and Mr. Jensen.
The original terms of the employment agreements are for one year, commencing in August 2021 for Mr. Riley and December 2021 for the NEOs. After the expiration of the original terms, the employment agreements automatically renew for an additional one-year period on each anniversary of the effective date, unless the Company gives the executive notice of termination 90 days prior to expiration.
The employment agreements outline the duties of each employee and forms of remuneration awarded for the performance of such duties, including base salary, bonuses, and various other employer provided benefits. In addition, the employment agreements outline specific duties and payments to be made upon termination of employment under various conditions.
Mr. Riley’s employment agreement also provides for the establishment of a non-qualified defined contribution supplemental executive retirement plan, as discussed above under the heading "2021 Non-Qualified Deferred Compensation."
Payments Made Upon Termination Following a Change in Control
The employment agreements define payments in the event of an involuntary termination of employment without cause (as defined in each executive’s agreement) or voluntary termination by the executive for good reason (as defined in each executive’s agreement) within six months preceding or 18 months after a change in control (as defined in each executive’s agreement).
The executive employment agreements provide that the executives shall receive an amount equal to two times their base salary (three times in the case of Mr. Riley) plus an amount equal to two times the average of the annual short-term incentive compensation paid to the executives (three times in the case of Mr. Riley) during each of the three years immediately prior to the year in which the Event of Termination occurs (with respect to each executive, the “Change in Control Payment”).
All outstanding unvested restricted stock will fully vest upon termination and the Company will provide certain employment benefits for a period of 24 months following the date of termination. The benefits may be limited, however, if the executive is initially determined to be subject to excise taxes under Section 4999 and 280G of the Code but would be better off on a net-after tax basis by reducing the applicable Change in Control Payment to avoid being subject to the excise tax.
Payments Made Upon Termination Not Related to a Change in Control
The employment agreements define payments in the event of an involuntary termination by the Company without cause or voluntary termination by the executive for good reason.

Mr. Riley’s executive employment agreement indicates he shall receive an amount equal to two times the sum of his base salary, plus two times his average annual short-term incentive compensation paid during the three years prior to termination, as well as 24 months of continuing medical, dental, and vision benefits after termination.
Ms. Mutch, Ms. Delahunt Hubbell, Mr. Lee, and Mr. Jensen’s executive employment agreements indicate they shall receive an amount equal to one times the sum of their base salary, plus one times their average short-term annual incentive compensation paid during the three years prior to termination, as well as 12 months of continuing medical, dental, and vision benefits after termination.
In the absence of an employment agreement, the Board, or the Chief Executive Officer (except with regard to any payments made on his behalf) at their discretion, may authorize payment of additional separation amounts for the NEOs.
Additionally, the employment agreements define payments in the event of an involuntary termination of employment without cause (as defined in each executive’s agreement) or voluntary termination by the executive for good reason (as defined in each executive’s agreement) within eighteen (18) months following the effective date of an acquisition that does not result in a change in control. The executive employment agreements provide that the executives shall receive an amount equal to two times their base salary (three times in the case of Mr. Riley) plus an amount equal to two times the average of the annual short-term incentive compensation paid to the executives (three times in the case of Mr. Riley) during each of the three years immediately prior to the year in which the Event of Termination occurs (with respect to each executive, the “Change in Control Payment”). The agreements further provide that the executives shall receive continued medical, dental, and vision benefits for 18 months (36 months in the case of Mr. Riley) after termination.
Payments Made Upon Retirement
Upon termination based on retirement, a NEO shall be entitled to all benefits under any retirement plan of the Company and other plans to which NEO is a party.
Payments Made Upon Death
In the event of termination due to death, in addition to the benefits listed under the heading “Payments Made Upon Termination” above, the estates or other beneficiaries of the NEOs are entitled to receive benefits under our group life insurance plan equal to the lesser of (i) two and a half times their respective base salary or (ii) $300,000. For all NEOs, the applicable amount would be $300,000.
In addition, we have obtained life insurance policies on selected officers of First Interstate Bank, which include a survivor benefit, as described above under the heading "Survivor Income Benefits."
Payments Made Upon Disability
In the event of termination due to disability, in addition to the benefits listed under the heading “Payments Made Upon Termination” above, the NEOs are entitled to receive benefits under our group disability plan which generally provides for 60% of pre-disability earnings up to a maximum of $13,000 per month. For each of the NEOs the applicable amount would be $13,000 per month.
Other Employment Termination
The individual equity award agreements governing outstanding equity awards provides for accelerated vesting upon the recipient’s death or disability, as defined under the employment agreements.
Pursuant to Section 409A of the Code, certain payments to the NEOs would not commence for six months following a termination of employment. If required by Code Section 409A, such payment or a portion of such payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following NEO’s separation from service.
The following tables show estimated payments that our NEOs may receive assuming various employment termination and change-in-control scenarios as if they occurred on December 31, 2021. The actual amounts for those NEOs would be calculated based on facts as of the actual termination of employment.

Post-Employment Payments
Potential Payments Upon Termination or Change-in-Control Payments
as of 12/31/2021 - Mr. Kevin P. Riley

			Involuntary	Change in Control
Executive Payments and		Involuntary	Termination Without	With Termination
Benefits upon Termination	Voluntary	Termination	Cause / Termination	for Good Reason
or Change in Control	Termination	for Cause	for Good Reason	or Without Cause	Death	Disability
Compensation:
Severance	$—	$—	$2,768,951 (a)	$4,703,265 (b)	$—	$—
Pro-rata Bonus	—	—	—	696,780 (c)	—	—
Long-term Incentives
- Time-Restricted Awards (d)	—	—	—	932,116	932,116	932,116
- Performance Awards (e)	—	—	—	2,124,789	2,124,789	2,124,789
Supplemental Retirement (f)	—	—	—	562,767	562,767	562,767
Benefits & Perquisites:
Survivor Income Benefits (g)	—	—	—	—	150,000	—
Health Benefits (h)	—	—	35,215	35,215	—	—
Total	$—	$—	$2,804,166	$9,054,932	$3,769,672	$3,619,672

(a)	Severance is equal to two times the sum of Mr. Riley's current base salary, plus his average annual incentive compensation paid during the three years prior to termination (2018, 2019, and 2020), when the termination event is not in connection with a change-in-control or following an acquisition of an entity. Severance would increase to $4,153,427 (three times the compensation described herein) if the termination event followed an acquisition of an entity not constituting a change-in-control. Benefits are payable over 18 months.
(b)	Severance is equal to three times the sum of Mr. Riley's current base salary plus his 2021 target annual cash incentive, payable over 18 months.
(c)	Reflects Mr. Riley's target annual cash incentive award pro-rated for the portion of the year prior to termination. Because termination is assumed to occur on December 31, 2021, the amount reflects the full target cash award that would be payable in lieu of his 2020 annual incentive award.
(d)	Reflects full vesting of time-based restricted stock awards upon a qualifying termination during the 24 month period following a change-in-control, and in the event of death, or disability. Awards are valued using the December 31, 2021, closing price of $40.67.
(e)	Reflects vesting of performance-based restricted stock awards (including dividends accrued through December 31, 2021) upon a qualifying termination during the 24-month period following a change-in-control, and in the event of death or disability, payable at target levels. Awards are valued using the December 31, 2021 closing price of $40.67.
(f)	Reflects full vesting of Mr. Riley's unvested nonqualified defined contribution supplemental executive retirement plan balance upon a qualifying termination in connection with a change-in-control, and in the event of death, or disability. Amounts include annual and performance contingent contributions earned for service Mr. Riley has provided through December 31, 2021.
(g)	Reflects $150,000 of survivor income benefits payable to Mr. Riley's beneficiaries through a company owned life insurance policy covering the life of Mr. Riley. Mr. Riley's beneficiaries would also be entitled to receive $300,000 of life insurance benefits under our group life insurance plan.
(h)	Estimates the cost of continuing medical, dental, and vision benefits for 24 months for a qualifying termination using 2021 COBRA rates. If the termination event followed an acquisition of an entity not constituting a change-in-control, costs are estimated as $52,823 as benefits would continue for 36 months.

Potential Payments Upon Termination or Change-in-Control Payments
as of 12/31/2021 - Ms. Marcy D. Mutch

			Involuntary	Change in Control
Executive Payments and		Involuntary	Termination Without	With Termination
Benefits upon Termination	Voluntary	Termination	Cause / Termination	for Good Reason
or Change in Control	Termination	for Cause	for Good Reason	or Without Cause	Death	Disability
Compensation:
Severance	$—	$—	$662,833 (a)	$1,495,200 (b)	$—	$—
Pro-rata Bonus	—	—	—	280,350 (c)	—	—
Long-term Incentives
- Time-Restricted Awards (d)	—	—	—	298,965	298,965	298,965
- Performance Awards (e)	—	—	—	727,455	727,455	727,455
Benefits & Perquisites:
Survivor Income Benefits (f)			—	—	150,000	—
Health Benefits (g)	—	—	17,747	35,495	—	—
Total	$—	$—	$680,580	$2,837,465	$1,176,420	$1,026,420

(a)	Severance is equal to one times the sum of Ms. Mutch's current base salary, plus her average annual incentive compensation paid during the three years prior to termination (2018, 2019, and 2020), when the termination event is not in connection with a change-in-control or following an acquisition of an entity. Severance would increase to $1,325,667 (two times the compensation described herein) if the termination event followed an acquisition of an entity not constituting a change-in-control. Benefits are payable over 18 months.
(b)	Severance is equal to two times the sum of: Ms. Mutch's current base salary plus her 2021 target annual cash incentive, payable over 18 months.
(c)	Reflects Ms. Mutch's target annual cash incentive award pro-rated for the portion of the year prior to termination. Because termination is assumed to occur on December 31, 2021, the amount reflects the full target cash award that would be payable in lieu of her 2021 annual incentive award.
(d)	Reflects full vesting of time-based restricted stock awards upon a qualifying termination during the 24 month period following a change-in-control, and in the event of death or disability. Awards are valued using the December 31, 2021 closing price of $40.67.
(e)	Reflects vesting of performance-based restricted stock awards (including dividends accrued through December 31, 2021) upon a qualifying termination during the 24 month period following a change-in-control, and in the event of death or disability, payable at target levels. Awards are valued using the December 31, 2021 closing price of $40.67.
(f)	Reflects $150,000 of survivor income benefits payable to Ms. Mutch's beneficiaries through a company owned life insurance policy covering the life of Ms. Mutch. Ms. Mutch's beneficiaries would also be entitled to receive $300,000 of life insurance benefits under our group life insurance plan.
(g)	Estimates the cost of continuing medical, dental, and vision benefits, using 2021 COBRA rates. Assumes 12 months of continued coverage for a qualifying termination not in connection with a change-in-control and 24 months of continued coverage for a termination in connection with a change-in-control. If the termination event followed an acquisition of an entity not constituting a change-in-control, costs are estimated to be $26,621, as benefits would continue for 18 months.

Potential Payments Upon Termination or Change-in-Control Payments
as of 12/31/2021 - Ms. Jodi Delahunt Hubbell

			Involuntary	Change in Control
Executive Payments and		Involuntary	Termination Without	With Termination
Benefits upon Termination	Voluntary	Termination	Cause / Termination	for Good Reason
or Change in Control	Termination	for Cause	for Good Reason	or Without Cause	Death	Disability
Compensation:
Severance	$—	$—	$633,026 (a)	$1,427,581 (b)	$—	$—
Pro-rata Bonus	—	—	—	267,671 (c)	—	—
Long-term Incentives
- Time-Restricted Awards (d)	—	—	—	271,960	271,960	271,960
- Performance Awards (e)	—	—	—	627,104	627,104	627,104
Benefits & Perquisites:
Survivor Income Benefits (f)	—	—	—	—	150,000	—
Health Benefits (g)	—	—	16,610	33,221	—	—
Total	$—	$—	$649,636	$2,627,537	$1,049,064	$899,064

(a)	Severance is equal to one times the sum of Ms. Delahunt-Hubbell's current base salary, plus her average annual incentive compensation paid during the three years prior to termination (2018, 2019, and 2020), when the termination event is not in connection with a change-in-control or following an acquisition of an entity. Severance would increase to $1,266,051 (two times the compensation described herein) if the termination event followed an acquisition of an entity not constituting a change-in-control. Since Ms. Delahunt-Hubbell (who joined the Company in 2017) did not receive an annual bonus in 2018, only the bonuses paid in 2019 and 2020 were averaged. Benefits are payable over 18 months.
(b)	Severance is equal to two times the sum of Ms. Delahunt-Hubbell's current base salary plus her 2021 target annual cash incentive, payable over 18 months.
(c)	Reflects Ms. Delahunt-Hubbell's target annual cash incentive award pro-rated for the portion of the year prior to termination. Because termination is assumed to occur on December 31, 2021, the amount reflects the full target cash award that would be payable in lieu of her 2021 annual incentive award.
(d)	Reflects full vesting of time-based restricted stock awards upon a qualifying termination during the 24 month period following a change-in-control, and in the event of death or disability. Awards are valued using the December 31, 2021 closing price of $40.67.
(e)	Reflects vesting of performance-based restricted stock awards (including dividends accrued through December 31, 2021) upon a qualifying termination during the 24 month period following a change-in-control, and in the event of death or disability, payable at target levels. Awards are valued using the December 31, 2021 closing price of $40.67.
(f)	Reflects $150,000 of survivor income benefits payable to Ms. Delahunt-Hubbell's beneficiaries through a company owned life insurance policy covering the life of Ms. Delahunt-Hubbell. Ms. Delahunt-Hubbell's beneficiaries would also be entitled to receive $300,000 of life insurance benefits under our group life insurance plan.
(g)	Estimates the cost of continuing medical, dental, and vision benefits, using 2021 COBRA rates. Assumes 12 months of continued coverage for a qualifying termination not in connection with a change-in-control and 24 months of continued coverage for a termination in connection with a change-in-control. If the termination event followed an acquisition of an entity not constituting a change-in-control, costs are estimated to be $24,916, as benefits would continue for 18 months.

Potential Payments Upon Termination or Change-in-Control Payments
as of 12/31/2021 - Mr. Russell A. Lee

			Involuntary	Change in Control
Executive Payments and		Involuntary	Termination Without	With Termination
Benefits upon Termination	Voluntary	Termination	Cause / Termination	for Good Reason
or Change in Control	Termination	for Cause	for Good Reason	or Without Cause	Death	Disability
Compensation:
Severance	$—	$—	$555,200 (a)	$1,175,040 (b)	$—	$—
Pro-rata Bonus	—	—	—	220,320 (c)	—	—
Long-term Incentives
- Time-Restricted Awards (d)	125,589	125,589	125,589	125,589	125,589	125,589
- Performance Awards (e)	241,087	241,087	241,087	241,087	241,087	241,087
Benefits & Perquisites:
Survivor Income Benefits (f)	—	—	—	—	—	—
Health Benefits (g)	—	—	17,747	35,495	—	—
Total	$366,676	$366,676	$939,623	$1,797,531	$366,676	$366,676

(a)	Severance is equal to one times the sum of Mr. Lee's current base salary, plus his average annual incentive compensation paid during the three years prior to termination (2018, 2019, and 2020), when the termination event is not in connection with a change-in-control or following an acquisition of an entity. Severance would increase to $1,110,400 (two times the compensation described herein) if the termination event followed an acquisition of an entity not constituting a change-in-control. Since Mr. Lee (who joined the Company in 2018) did not receive an annual bonus from the Company in 2018, only the bonuses paid in 2019 and 2020 were averaged. Benefits are payable over 18 months.
(b)	Severance is equal to two times the sum of Mr. Lee's current base salary plus his 2021 target annual cash incentive, payable over 18 months.
(c)	Reflects Mr. Lee’s target annual cash incentive award pro-rated for the portion of the year prior to termination. Because termination is assumed to occur on December 31, 2021, the amount reflects the full target cash award that would be payable in lieu of his 2021 annual incentive award.
(d)	Reflects full vesting of time-based restricted stock awards. Assumes Mr. Lee's termination for any reason would constitute a qualifying Retirement under the terms of the equity awards, which would result in full vesting. Awards are valued using the December 31, 2021 closing price of $40.67.
(e)	Reflects full vesting of performance-based restricted stock awards. Assumes Mr. Lee's termination for any reason would constitute a qualifying Retirement under the terms of the equity awards, which would result in full vesting. Awards are valued using the December 31, 2021 closing price of $40.67.
(f)	Estimates the cost of continuing medical, dental, and vision benefits, using 2021 COBRA rates. Assumes 12 months of continued coverage for a qualifying termination not in connection with a change-in-control and 24 months of continued coverage for a termination in connection with a change-in-control. If the termination event followed an acquisition of an entity not constituting a change-in-control, costs are estimated to be $26,621, as benefits would continue for 18 months.

Potential Payments Upon Termination or Change-in-Control Payments
as of 12/31/2021 - Mr. Kirk D. Jensen

			Involuntary	Change in Control
Executive Payments and		Involuntary	Termination Without	With Termination
Benefits upon Termination	Voluntary	Termination	Cause / Termination	for Good Reason
or Change in Control	Termination	for Cause	for Good Reason	or Without Cause	Death	Disability
Compensation:
Severance	$—	$—	$494,759 (a)	$1,041,420 (b)	$—	$—
Pro-rata Bonus	—	—	—	173,570 (c)	—	—
Long-term Incentives
- Time-Restricted Awards (d)	—	—	—	142,670	142,670	142,670
- Performance Awards (e)	—	—	—	352,423	352,423	352,423
Benefits & Perquisites:
Survivor Income Benefits (f)	—	—	—	—	150,000	—
Health Benefits (g)	—	—	24,281	48,562	—	—
Total	$—	$—	$519,040	$1,758,645	$645,093	$495,093

(a)	Severance is equal to one times the sum of Mr. Jensen's current base salary, plus his average annual incentive compensation paid during the three years prior to termination (2018, 2019, and 2020), when the termination event is not in connection with a change-in-control or following an acquisition of an entity. Severance would increase to $989,518 (two times the compensation described herein) if the termination event followed an acquisition of an entity not constituting a change-in-control. Benefits are payable over 18 months.
(b)	Severance is equal to two times the sum of Mr. Jensen's current base salary plus his 2021 target annual cash incentive, payable over 18 months.
(c)	Reflects Mr Jensen's target annual cash incentive award pro-rated for the portion of the year prior to termination. Because termination is assumed to occur on December 31, 2021, the amount reflects the full target cash award that would be payable in lieu of his 2021 annual incentive award.
(d)	Reflects full vesting of time-based restricted stock awards upon a qualifying termination during the 24 month period following a change-in-control, and in the event of death or disability. Awards are valued using the December 31, 2021, closing price of $40.67.
(e)	Reflects vesting of performance-based restricted stock awards (including dividends accrued through December 31, 2021) upon a qualifying termination during the 24 month period following a change-in-control, and in the event of death or disability, payable at target levels. Awards are valued using the December 31, 2021 closing price of $40.67.
(f)	Reflects $150,000 of survivor income benefits payable to Mr. Jensen's beneficiaries through a company owned life insurance policy covering the life of Mr. Jensen. Mr. Jensen's beneficiaries would also be entitled to receive $300,000 of life insurance benefits under our group life insurance plan.
(g)	Estimates the cost of continuing medical, dental, and vision benefits, using 2021 COBRA rates. Assumes 12 months of continued coverage for a qualifying termination not in connection with a change-in-control and 24 months of continued coverage for a termination in connection with a change-in-control. If the termination event followed an acquisition of an entity not constituting a change-in-control, costs are estimated to be $36,421, as benefits would continue for 18 months.

Director Compensation
We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on our Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties as well as the skill level required by us with respect to members of the Board.
During 2021, each director, other than Kevin P. Riley and David L. Jahnke, received an annual retainer valued at $100,000, with at least $55,000 of that being paid in the form of equity and the remainder paid in the form of cash or First Interstate Class A common stock at the director's election.
For his services as Chair of the Board, David L. Jahnke received an annual retainer of $165,000. Mr. Jahnke received $85,000 of his retainer in the form of stock and $80,000 in the form of cash. These retainers were in lieu of all director fees and other retainers described above. The retainer paid to David L. Jahnke recognizes his work in providing an interface between the Board and our management, oversight of strategic planning, leadership of the Board, deployment and the creation of shareholder value, executive succession planning, and community visibility.
Committee members and committee chairpersons received additional compensation as follows:

Committee	Chair Retainer	Member Retainer
Audit	$12,500	$10,000
Compensation and Human Capital	11,250	7,500
Executive	—	5,000
Governance and Nominating	10,000	7,500
Risk	11,250	7,500
Technology	10,000	5,000
Directors are reimbursed for ordinary expenses incurred in connection with attending board and committee meetings. Under our deferred compensation plan, directors may elect to defer any cash portion of director’s fees until an elective distribution date or the director’s retirement, disability, or death.

Director Compensation Table

Name	Fees Earned or Paid In Cash	Stock Awards (1)	Options Awards	Total
David L. Jahnke	$78,750	$85,000	$—	$163,750
Kevin P. Riley (2)	$—	$—	$—	$—
Stephen B. Bowman	$35,000	$93,715	$—	$128,715
Alice S. Cho	$66,250	$55,000	$—	$121,250
Dana L. Crandall	$43,625	$55,000	$—	$98,625
John M. Heyneman, Jr.	$66,250	$55,000	$—	$121,250
Dennis L. Johnson	$77,500	$55,000	$—	$132,500
Ross E. Leckie	$45,000	$100,000	$—	$145,000
Patricia L. Moss	$75,000	$55,000	$—	$130,000
Joyce Phillips	$60,000	$66,219		$126,219
James R. Scott	$14,375	$100,000	$—	$114,375
James R. Scott Jr.	$14,375	$100,000	$—	$114,375
Jonathan R. Scott	$34,375	$77,500	$—	$111,875

(1)The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Because of the limited number of equity awards granted to non-employee directors, the number of outstanding equity awards held by the directors on December 31, 2021 was not materially different from the amounts reflected in the relevant footnotes to the Beneficial Ownership Table included herein under the heading “Security Ownership of Certain Beneficial Owners and Management.”
(2)Mr. Riley received no compensation for serving as a director, but he was compensated in his capacity as President and Chief Executive Officer and his compensation is included herein in the “Summary Compensation Table.”

Director Equity Ownership Guidelines
Under our equity ownership guidelines, each director is encouraged to acquire and maintain ownership of our common stock equal in value to five times his or her annual cash retainer. Equity holdings are measured at the end of each year using the year average closing Class A common stock price. Under the policy, a director who is not in compliance with minimum ownership requirements must receive his or her annual retainer entirely in share of Class A common stock. Each director is to target meeting the ownership guidelines within five years from the date he or she became a director. At the end of 2021, all directors were in compliance with the guidelines, including the grace periods, set forth in the policy.

Certain Relationships and Related Party Transactions
Related Person Transaction Policy
Our Board has adopted a written Related Person Transaction Policy that is applicable to our executive officers, directors, and certain entities and individuals related to such persons. With the exception of certain transactions reviewed by the Chief Risk Officer and deemed to be preapproved, the policy, as amended, and as applied prior to the close of the Great Western transaction, generally provides that we will not enter into any transactions with related parties unless such transaction(s) are (1) reviewed by the subcommittee of independent directors of our Governance and Nominating Committee after disclosure of the relevant facts and circumstances, including any benefits to the Company and the terms of any comparable products or services provided by unrelated third parties; and (2) determined by the subcommittee of independent directors of our Governance and Nominating Committee to be in the best interests of the Company and our shareholders. The policy also provides that the chair of such subcommittee, who is an independent director, has delegated authority to approve such transaction(s) in certain circumstances, subject to ratification by the subcommittee of independent directors of the Governance and Nominating Committee. The policy does not apply to loan and credit transactions to directors and executive officers that are covered by Regulation O adopted by the Federal Reserve.
All related party transactions requiring approval were reviewed and approved by the subcommittee of independent directors of the Governance and Nominating Committee in accordance with the policy. In addition, all pre-approved related party transactions were provided to the Independent Committee for review as required by policy. There were no related party transactions identified which were not subject to the policies and approvals above.
Related Party Transactions
We conduct banking transactions in the ordinary course of business with related parties, including directors, executive officers, shareholders, and their associates on the same terms as those prevailing at the same time for comparable transactions with unrelated persons and that do not involve more than a normal risk of collectability or present other unfavorable features.
Certain executive officers, directors, and greater than 5% shareholders of the Company and certain entities and individuals related to such persons had transactions with the Company in the ordinary course of business. These parties were deposit clients of the Bank and incurred indebtedness in the form of loans, as clients, of $19.5 million as of December 31, 2021. During 2021, new loans and advances on existing loans of $10.4 million were funded and loan repayments totaled $13.2 million. No loans were removed due to changes in related parties during the year. All deposit and loan transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to us and do not involve more than a normal risk of collectability or present other unfavorable features.
Pursuant to the terms of the stockholders’ agreement (the “stockholders’ agreement”), which became effective as of the closing of the Company’s merger with Great Western, among the Company and the members of the “Scott Family FIBK Shareholder Group” identified in the beneficial ownership table included elsewhere in this proxy statement, the Company agreed to pay all reasonable and documented out-of-pocket expenses incurred by the Scott Family FIBK Shareholder Group in connection with the Company’s merger with Great Western, up to a maximum of $8.5 million. Among the members of the Scott Family FIBK Shareholder Group who are a party to the stockholders’ agreement are three of our directors, Messrs. James R. Scott, John M. Heyneman, Jr., and Jonathan R. Scott; the Scott Family FIBK Shareholder Group members also collectively beneficially own greater than 5% of the outstanding shares of the Company’s Class A common stock. In connection with the completion of the merger in February 2022, the Company paid an aggregate of $8.2 million in expense reimbursement under the stockholders’ agreement to the members of the Scott Family FIBK Shareholder Group.
In addition, pursuant to the stockholders’ agreement, the Company agreed to make a charitable contribution of $21.5 million to the First Interstate BancSystem Foundation (the “Foundation”), which the Company made in March 2022 following the closing of the Company’s merger with Great Western in accordance with the stockholders’ agreement. The directors on the board of directors of the Foundation include the following Company directors, executive officers, or greater than 5% shareholders of the Company: Kevin P. Riley, Thomas E. Henning, Kirk D. Jensen, Russell A. Lee, Marcy D. Mutch, Joyce A. Phillips, James R. Scott, and Julie Scott Rose (a deemed 5% shareholder as a member of the Scott Family FIBK Shareholder Group), each of whom may be deemed to have a material interest in the charitable contribution by virtue of, among other things, their relationship with the Foundation and the public benefit they may enjoy by virtue of having negotiated the amount received by the Foundation to benefit the communities the Company serves.
Conflict of Interest Policy
On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire that requires disclosure of any transactions with our Company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Under our code of conduct, all employees, including executive officers, are expected to avoid conflicts of interest. Pursuant to our code of ethics for the chief executive officer and senior finance officers, such officers are prohibited from engaging in activities that are or may appear to be a conflict of interest unless a specific, case-by-case exception has first been reviewed and approved by the Board. All directors are subject to the Board’s governance standards that include a code of ethics and conduct guide requiring the directors to avoid conflicts of interest.

Information About the Shareholder Meeting
Solicitation Information
This proxy statement, the accompanying proxy card, and the Annual Report are being made available to our shareholders on the Internet at www.astproxyportal.com/ast/40019/ beginning on or about April 14, 2022. Our Board is soliciting your proxy to vote your shares at the annual meeting of shareholders to be held on May 25, 2022. The Board is soliciting your proxy to give all shareholders the opportunity to vote on matters that will be presented at the annual meeting. This proxy statement provides you with information on these matters to assist you in voting your shares.
We are pleased to take advantage of the SEC e-proxy rules that allow companies to post their proxy materials on the internet. We will be able to provide our shareholders with the information they need while lowering the cost of the delivery of materials and reducing the environmental impact of printing and mailing hard copies. As permitted by the SEC rules, we are sending a Notice of Internet Availability of Proxy Materials, or the Notice, to our shareholders on or about April 14, 2022. All shareholders will have the ability to access the proxy materials on the website referred to above and in the Notice. Shareholders will also have the ability to request a printed set of the proxy materials. Instructions on how to access the proxy materials on the internet or to request a printed copy may be found in the Notice. Instructions on how to vote your shares and how to download a proxy card for voting at the annual meeting will also be contained in the Notice.
What is a proxy?
A proxy is your legal designation of another person to vote on your behalf. By completing and returning the proxy card, you are giving the persons designated in the proxy the authority to vote your shares in the manner you indicate on the proxy card.
Why did I receive more than one Notice or proxy card?
You may receive multiple Notices or proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. In addition, if your shares are held by a broker or trustee, you will receive your proxy card or other voting information from your broker or trustee. You should vote separately with respect to each Notice or proxy card you receive as each will have a separate control number and will be related to different shares beneficially owned by you.
Who pays the cost of this proxy solicitation?
We pay the costs of soliciting proxies. Upon request, we will reimburse brokers, banks, trusts, and other nominees for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock.
Is this proxy statement the only way proxies are being solicited?
In addition to these proxy materials, certain of our directors, officers and employees may solicit proxies by telephone, facsimile, e-mail, or personal contact. They will not be specifically compensated for doing so.

Voting Information
Who is qualified to vote?
You are qualified to receive notice of and to vote at the annual meeting if you were an owner of record of our Class A common stock as of the close of business on our record date of March 25, 2022. As of such date, we had only shares of Class A common stock outstanding; all shares of our previously outstanding Class B common stock were converted automatically into shares of Class A common stock before the close of business on the record date.
How many shares of common stock may vote at the annual meeting?
As of the record date, there were 109,503,410 shares of Class A common stock outstanding and entitled to vote at our annual meeting. Our Class A common stock is our only capital stock outstanding and is sometimes referred to herein as our “common stock.”
How are shares voted by the proxies?
The proxies appointed by the Board will vote your shares as you instruct on your proxy. Each share of Class A common stock is entitled to one vote on each matter to be considered at our annual meeting. If you are the shareholder of record of your shares and you sign a proxy without specific voting instructions indicated, the proxies will vote your shares as recommended by the Board on all matters to be considered at the meeting.
Is there a quorum requirement?
For the annual meeting to be valid, there must be a quorum present. A quorum requires that more than 50% of the voting power of our issued and outstanding common stock be represented at the meeting, whether in person or by proxy.
What is the difference between a “shareholder of record” and other “beneficial” holders?
These terms describe how your shares are held. If your shares are registered directly in your name, you are a “shareholder of record.” If your shares are held on your behalf in the name of a broker, bank, trust, or other nominee as a custodian, you are a “beneficial” holder. Only shareholders of record may vote at the annual meeting.
How do I vote my shares?
If you are a “shareholder of record,” you can vote your shares in person at the annual meeting or by proxy:

Please refer to the specific instructions set forth on the proxy card. We encourage you to vote electronically. If you are a “beneficial” holder, your broker, bank, trust, or other nominee will provide you with materials and instructions for voting your shares.
Can I vote my shares in person at the annual meeting?
If you are a “shareholder of record,” you may vote your shares in person at the annual meeting. If you are a “beneficial” holder, you must obtain a proxy from your broker, bank, trust, or other nominee giving you the right to vote the shares at the annual meeting.

What is the Board’s recommendation on how I should vote my shares?

PROPOSAL 1	The Board recommends you vote your shares FOR the election of each of the five director nominees.
PROPOSAL 2	The Board recommends you vote on your shares FOR ratification of the appointment of each of the three new Directors.
PROPOSAL 3	The Board recommends you vote your shares FOR ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2022.
How will my shares be voted if I do not specify how they should be voted?
If you are a shareholder of record and you sign and return your proxy card without indicating how you want your shares to be voted, the proxies appointed by the Board will vote your shares FOR the election of the five director nominees; FOR the ratification of the three recently appointed Directors; and FOR the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2022.
Can my broker vote my shares for the proposal regarding the election of directors?
A broker or other entity holding shares for an owner in street name may vote for routine proposals without receiving voting instructions from the owner under certain circumstances. A broker or other entity may vote on non-routine proposals only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide any voting instructions, at a meeting where the broker or entity is able to vote on a routine matter as well. The only routine matter in this proxy statement is Proposal Three to ratify the appointment of our independent registered public accounting firm. Proposal One to elect the director nominees, and Proposal Two to ratify the appointment of directors are non-routine matters. Therefore, if you are a “beneficial” holder and you do not provide specific voting instructions to your broker or other entity on how to cast your vote in respect of the non-routine matter, the broker or other entity will not be able to cast a vote on your behalf with respect to that matter, resulting in so-called broker non-votes on that matter if the broker or other entity votes on the routine matter. It is important that you instruct your broker as to how you wish to have your shares voted on each proposal, even if you wish to vote as recommended by the Board.
How are votes withheld, abstentions, and broker non-votes treated?
Votes withheld in the election of directors and abstentions are deemed as present and “entitled to vote” at the annual meeting, are counted for purposes of establishing a quorum for the proper conduct of business at the annual meeting, and will have the same effect as a vote against a matter. Broker non-votes, if any, are not relevant for general quorum purposes of establishing a quorum for the proper conduct of business at the annual meeting, are not deemed to be present and “entitled to vote” with respect to any matter for which a broker non-vote is received, and have no effect on the outcome of any of the matters presented at the annual meeting.
How do I change or revoke my proxy?
After voting you may change your vote one or more times, or you may revoke your proxy, at any time before the vote is taken at the annual meeting. You may change your vote or revoke your proxy, as applicable, by doing one of the following:
•sending a written notice of revocation to our corporate secretary that is received prior to the annual meeting, stating that you revoke your proxy;
•signing a later-dated proxy card and submitting it so that it is received prior to the annual meeting in accordance with the instructions included in the proxy card(s);
•voting again via the internet or by telephone using the instructions described in the Notice; or
•attending the annual meeting and voting your shares in person.
What vote is required?
With respect to Proposal One to elect the director nominees, the affirmative vote of a majority of the voting power of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors is required to elect a director. A “withhold” vote will have the same effect as a vote "AGAINST" the director's election. A broker non-vote will neither count as a vote cast “FOR” or "AGAINST" a director nominee nor have any direct effect on the outcome of the election of directors.
With respect to Proposal Two to ratify the appointment by the Board of Directors of three directors, the affirmative vote of a majority of the voting power of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on the ratification of director appointments is required to ratify each director’s appointment. Abstentions will be treated as a vote cast and will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will not be counted as a vote cast and will have no direct effect on the outcome of this proposal. A broker non-vote will neither count as a vote cast “FOR” or “AGAINST” the ratification of a director appointment nor have any direct effect on the outcome of the ratification vote.
With respect to Proposal Three to ratify the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2022, the affirmative vote of a majority of the voting power of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on this proposal is required to ratify the appointment of the independent registered public accounting firm. Abstentions will be treated as a vote cast and will have the same effect as a vote “AGAINST” this proposal. We are not expecting broker non-votes on this proposal since this is a routine proposal. Therefore, broker non-votes are not expected to be relevant for determining the outcome of the voting on this proposal.
Who will count the votes?
Representatives from American Stock Transfer & Trust Company, LLC will count the votes and serve as our inspector of election. The inspector of election will attend via telephone at the annual meeting.
What if I have further questions?
If you have any further questions about voting your shares or attending the annual meeting, please contact our corporate secretary, Kirk D. Jensen, at 406-255-5304, or e-mail: Kirk.Jensen@fib.com.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors, and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, during the year ended December 31, 2021, all of our directors, executive officers, and greater than 10% shareholders complied with all Section 16(a) filing requirements.
Shareholder Proposals
The rules of the SEC permit shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action, and are not properly omitted by company action in accordance with the SEC’s proxy rules. Our 2022 annual meeting of shareholders is expected to be held on or about May 25, 2022, and proxy materials in connection with that meeting are expected to be mailed on or about April 14, 2022. The deadline for submission of shareholder proposals pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement for our 2023 annual meeting of shareholders is December 16, 2022 which is 120 days prior to the anniversary of the mailing date for our proxy materials for this year’s annual meeting.
Additionally, under the terms of our bylaws, shareholders who wish to present an item of business at the 2023 annual meeting must provide notice to the corporate secretary at our principal executive offices not later than the close of business on the 90th day (February 24, 2023), nor earlier than the close of business on the 120th day (January 25, 2023), prior to May 25, 2023, which will be the one-year anniversary of our 2022 annual meeting. If we do not receive notice of a shareholder proposal within that period of time, such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the Board for our 2023 annual meeting of shareholders may exercise discretionary voting power with respect to such proposal and/or the Chair may consider the matter out of order and not address it at the meeting at all.
Other Matters
We know of no matters other than as contained in the Notice of Annual Meeting of Shareholders to be brought before the meeting. The enclosed proxy, however, gives discretionary authority for the proxy holders to vote on your behalf in the event that any additional matters should be duly presented.
Any shareholder may obtain without charge a copy of our Annual Report, which includes our audited financial statements. Written requests for a copy of our Annual Report should be addressed to Investor Relations, First Interstate BancSystem, Inc., P.O. Box 30918, Billings, Montana 59116-0918.

BY ORDER OF THE BOARD OF DIRECTORS

Kirk D. Jensen
General Counsel and Corporate Secretary

Billings, Montana
April 14, 2022

Appendix A - Non-GAAP Financial Measures
In addition to results presented in accordance with accounting principles generally accepted in the United States of America, or GAAP, this proxy statement contains the following non-GAAP financial measures that management uses to evaluate our capital adequacy and management performance: (i) Adjusted EPS; (ii) Adjusted Efficiency Ratio; (iii) pre-provision net revenue; (iv) tangible book value per share; and (v) return on average tangible common stockholders’ equity. Adjusted EPS and Adjusted Efficiency Ratio are calculated as described in the reconciliation of such financial measures to their most directly comparable GAAP financial measures provided under the caption “Reconciliation of Adjusted EPS and Adjusted Efficiency Ratio” above. Pre-provision net revenue is calculated as net interest income plus non-interest income less non-interest expense. Tangible book value per share is calculated as tangible common stockholders’ equity divided by common shares outstanding. Return on average tangible common stockholders’ equity is calculated as net income available to common shareholders divided by average tangible common stockholders’ equity. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies because other companies may not calculate these non-GAAP measures in the same manner. They also should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP.
The Company adjusts the foregoing capital adequacy measures to exclude goodwill and other intangible assets (except mortgage servicing rights). Management believes these non-GAAP financial measures, which are intended to complement the capital ratios defined by banking regulators and to present on a consistent basis our and our acquired companies’ organic continuing operations without regard to the acquisition costs and adjustments that we consider to be unpredictable and dependent on a significant number of factors that are outside our control, are useful to investors in evaluating the Company’s performance because, as a general matter, they either do not represent an actual cash expense and are inconsistent in amount and frequency depending upon the timing and size of our acquisitions (including the size, complexity and/or volume of past acquisitions, which may drive the magnitude of acquisition related costs, but may not be indicative of the size, complexity and/or volume of future acquisitions or related costs), or they cannot be anticipated or estimated in a particular period (in particular as it relates to unexpected recovery amounts). This impacts the ratios that are important to analysts and allows investors to compare certain aspects of the Company’s capitalization to other companies.
We adjusted the performance measures against which our management’s 2021 performance was measured for purposes of determining payouts under the Company’s short-term incentive compensation program. EPS targets were adjusted because at the time the 2021 performance goals were established, the Compensation and Human Capital Committee determined it was not appropriate to reward short term incentives as a result of the provisioning (or recovery) of loan losses, due to indeterminable impact economic recovery might have on the required ACL. We adjusted our Efficiency Ratio for purposes of the short-term incentive program from the FDIC definition of Efficiency Ratio to eliminate OREO expense/income and Investment security gains/losses and non-operating expenses related to a litigation settlement and acquisition related costs. These non-GAAP financial measures have been included in this proxy statement to assist investors and other interested parties in understanding how actual payouts under our short-term incentive plan were determined and how they fit within the Company’s broader executive compensation program.
See the Non-GAAP Financial Measures table below, the information under the caption “Reconciliation of Adjusted EPS and Adjusted Efficiency Ratio” above, and the textual discussion provided elsewhere in this proxy statement for a reconciliation of the above-described non-GAAP Financial Measures to their most directly comparable GAAP financial measures.
.
A-1

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

		For the Year Ended
(In millions, except % and per share data)		Dec 31, 2021	Dec 31, 2020	Dec 31, 2019	Dec 31, 2018	Dec 31, 2017
Net interest income (GAAP)		$488.2	$497.0	$495.0	$432.5	$349.8
Plus: Non-interest income (GAAP)		150.5	156.7	142.6	138.8	137.6
Total revenue (GAAP)		638.7	653.7	637.6	571.3	487.4
Less: Non-interest expense (GAAP)		405.5	387.5	388.6	356.4	319.7
Pre-provision net revenue (Non-GAAP)		233.2	266.2	249.0	214.9	167.7
(Reversal of) provision for credit losses (GAAP)		(14.6)	56.9	13.9	8.6	11.0
Income before tax expense (GAAP)		$247.8	$209.3	$235.1	$206.3	$156.7
Total common stockholders' equity (GAAP)	(A)	$1,986.6	$1,959.8	$2,013.9	$1,693.9	$1,427.6
Less goodwill and other intangible assets (excluding mortgage servicing rights)		690.9	700.8	711.7	631.6	521.8
Tangible common stockholders' equity (Non-GAAP)	(B)	$1,295.7	$1,259.0	$1,302.2	$1,062.3	$905.8

Average common stockholders’ equity (GAAP)	(C)	$1,974.1	$1,985.2	$1,899.0	$1,525.8	$1,243.7
Less: average goodwill and other intangible assets (excluding mortgage servicing rights)		695.7	706.1	694.1	566.6	408.9
Average tangible common stockholders’ equity (Non-GAAP)	(D)	$1,278.4	$1,279.1	$1,204.9	$959.2	$834.8

Common shares outstanding	(E)	62,200,456	62,095,799	65,246,339	60,623,247	56,465,559
Net income available to common stockholders	(F)	$192.1	$161.2	$181.0	$160.2	$106.5
Book value per share (GAAP)	(A)/(E)	31.94	31.56	30.87	27.94	25.28
Tangible book value per share (Non-GAAP)	(B)/(E)	20.83	20.28	19.96	17.52	16.04
Return on average common stockholders' equity (GAAP)	(F)/(C)	9.73%	8.12%	9.53%	10.50%	8.56%
Return on average tangible common stockholders’ equity (Non-GAAP)	(F)/(D)	15.03	12.60	15.02	16.70	12.76
		For the Year Ended
(In millions, except % and per share data)		Dec 31, 2016	Dec 31, 2015	Dec 31, 2014	Dec 31, 2013	Dec 31, 2012
Total common stockholders' equity (GAAP)	(G)	$982.6	$950.5	$908.9	$801.6	$751.2
Less goodwill and other intangible assets (excluding mortgage servicing rights)		222.5	215.1	218.9	188.2	189.6
Tangible common stockholders' equity (Non-GAAP)	(H)	$760.1	$735.4	$690.0	$613.4	$561.6

Average common stockholders’ equity (GAAP)	(I)	$963.5	$926.1	$855.9	$779.5	$736.0
Less: average goodwill and other intangible assets (excluding mortgage servicing rights)		216.7	216.5	200.7	189.0	190.4
Average tangible common stockholders’ equity (Non-GAAP)	(J)	$746.8	$709.6	$655.2	$590.5	$545.6

Common shares outstanding	(K)	44,926,176	45,458,255	45,788,415	44,155,063	43,290,323
Net income available to common stockholders	(L)	$95.7	$86.7	$84.4	$86.1	$54.9
Book value per share (GAAP)	(G)/(K)	21.87	20.92	19.85	18.15	17.35
Tangible book value per share (Non-GAAP)	(H)/(K)	16.92	16.19	15.07	13.89	12.97
Return on average common stockholders' equity (GAAP)	(L)/(I)	9.93%	9.37%	9.86%	11.05%	7.46%
Return on average tangible common stockholders’ equity (Non-GAAP)	(L)/(J)	12.81	12.23	12.88	14.59	10.07
A-2

ANNUAL MEETING OF SHAREHOLDERS OF

FIRST INTERSTATE BANCSYSTEM, INC.

May 25, 2022

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EDT the day before the meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING:
The Notice of Meeting, proxy statement, proxy card, and Annual Report on Form 10-K of the Company are available at http://www.astproxyportal.com/ast/40019/

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

20503333000000000000 5 052522

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" EACH OF THE NOMINEES IN PROPOSAL 1, "FOR" EACH OF THE DIRECTORS IN PROPOSAL 2 AND "FOR" PROPOSAL 3.
PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors Nominees

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

2. Ratification of Director appointments of three additional Directors:

	FOR	AGAINST	ABSTAIN
James P. Brannen	☐	☐	☐
Thomas E. Henning	☐	☐	☐
Daniel A. Rykhus	☐	☐	☐
3. Ratification of RSM US LLP as our Independent Registered Public Accounting Firm for the Year Ending December 31, 2022.	☐	☐	☐

4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

NOTE: The proxies will have discretionary authority, to the extent permitted by law, to act and vote on such other business as may properly come before the meeting or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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